UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

Vontier Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VONTIER CORPORATION

5438 Wade Park Boulevard, Suite 600

Raleigh, North Carolina 27607

Notice of 2021 Annual Meeting of Stockholders

When: May 19, 2021 at 8:00 a.m. ET Where: Online only via live webcast	Items of Business: 4 proposals as listed below Date of Mailing: The date of mailing of this Proxy Statement is on or about April 8, 2021.	Who Can Vote: Stockholders of Vontier’s common stock at the close of business on March 24, 2021.

Items of Business:

1.	To elect Ms. Karen C. Francis and Mr. Mark D. Morelli to serve as directors for the term expiring at the 2024 annual meeting of stockholders and until their successors have been elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as Vontier’s independent registered public accounting firm for the year ending December 31, 2021.

3.	To approve, on an advisory basis, Vontier’s named executive officer compensation as disclosed in this proxy statement.

4.	To vote, on an advisory basis, on the frequency of holding an advisory vote on Vontier’s named executive officer compensation.

5.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card or voting instruction form. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2021:

We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow us to furnish these proxy materials and our 2021 Annual Report to Stockholders, including financial statements, via the Internet. On or about April 8, 2021, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2021 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and the Annual Report are available at: www.proxyvote.com.

By Order of the Board of Directors,

Courtney S. Kamlet

Corporate Secretary

April 8, 2021

2021 Proxy Statement	i

Equity Compensation Plan Information	48
Proposal 3. Advisory Vote on Executive Compensation	49
Proposal 4. Advisory Vote Relating to the Frequency of Future Stockholder Advisory Votes on Vontier’s Named Executive Officer Compensation	50
Other Matters	51
Website Disclosure	51
Stockholder Proposals for Next Year’s Annual Meeting	52

ii	2021 Proxy Statement

Proxy Statement Summary

To assist you in reviewing the proposals to be acted upon at our 2021 Annual Meeting, below is a summary of information regarding the meeting contained elsewhere in this Proxy Statement. The following description is only a summary. For more information about these topics, please review the complete Proxy Statement.

2021 Annual Meeting of Stockholders

Date and time:	May 19, 2021 at 8:00 a.m. ET
Place:	www.virtualshareholdermeeting.com/VNT2021
Record date:	March 24, 2021
Voting:	Stockholders of Vontier’s common stock at the close of business on March 24, 2021 are entitled to one vote per share of common stock on each matter to be voted upon at the 2021 Annual Meeting of Stockholders (“Annual Meeting”)

Items of Business

Proposal	Vote Required	Board Recommendation

Proposal 1: Election of Ms. Karen C. Francis and Mr. Mark D. Morelli to serve as directors until 2024	For each nominee, majority of votes cast.	FOR each nominee

Proposal 2: Ratification of the selection of Ernst & Young LLP as Vontier’s independent registered public accounting firm for the year ending December 31, 2021	The affirmative vote of a majority of the shares represented in person or by proxy.	FOR

Proposal 3: Approval, on an advisory basis, of Vontier’s named executive officer compensation as disclosed in this proxy statement	The affirmative vote of a majority of the shares represented in person or by proxy.	FOR

Proposal 4: Vote, on an advisory basis, on the frequency of holding an advisory vote to approve Vontier’s named executive officer compensation	The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency that has been selected by stockholders.	FOR “ONE” YEAR

2021 Proxy Statement	1

Proxy Statement Summary

Corporate Governance Highlights

Our Board of Directors (the “Board”) recognizes that enhancing and protecting long-term value for our stockholders requires a robust framework of corporate governance that serves the best interests of all our stockholders.

In connection with our Board’s dedication to strong corporate governance, our Board has implemented the following corporate actions:

Our Corporate Governance Framework

Documented and executed our commitment to Board diversity in our Corporate Governance Guidelines and our Nominating and Governance Committee Charter	Implemented an Environmental, Social and Governance (“ESG”) program, with program oversight by the Board and reporting oversight by the Nominating and Governance Committee

Formalized and documented in our Audit Committee Charter oversight of our cybersecurity by the Audit Committee, with quarterly review by the Audit Committee of our cybersecurity planning, monitoring, risk management, remediation, and controls

Implemented stock ownership requirements for non-CEO executive officers at a multiple of three times base salary and for CEO and directors at a multiple of five times base salary and annual cash retainer, respectively

Our Chair and CEO positions are separate, with an independent Chair	We maintain a majority vote requirement for the election of directors in uncontested elections

We have an anti-overboarding policy that limits the number of boards of other public companies on which our directors may serve to four	We have no shareholder rights plan

2	2021 Proxy Statement

Proxy Statement Summary

2020 Pay Mix

CEO Pay	All Other NEO Pay

Compensation Governance Highlights

What We Do

Core Executive Compensation Principles Designed to Promote Shareholder Value

Performance Measures Aligned with Business Objectives

Pay for Performance

Maintain Stock Ownership Requirements (Including a Multiple of Five Times Base Salary for the CEO)

Maintain a Compensation Recoupment Policy

Maintain Market Competitive Vesting Schedules for Equity Awards

Require Minimum Vesting Schedule under our Equity Plan

Monitor for Risk-Taking Incentives

Engage an Independent Compensation Consultant

Limit Perquisites

Introduced Performance-Based Equity Awards in 2020 and Continued to Include that as a Component of the 2021 Long-Term Incentive Award For Executive Officers

What We Don’t Do

No Excise Tax Gross-Ups

No “Single-Trigger” Change-of-Control Severance Benefits or Change-of-Control Equity Vesting

No Pledging of our Common Stock by Executive Officers

No Hedging Transactions by Executive Officers

No Evergreen Provision in Stock Incentive Plan

No Repricing of Stock Options

No Liberal Share Recycling under Stock Incentive Plan

No Liberal Definition of Change-of-Control

No Defined Benefit Plans for Executive Officers

2021 Proxy Statement	3

Proxy Statement

2021 Annual Meeting of Stockholders

May 19, 2021

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Vontier Corporation, a Delaware corporation (“Vontier” or the “Company”), of proxies for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 19, 2021 at 8:00 a.m. ET, and at any and all postponements or adjournments thereof. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/VNT2021 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card (the “Proxy Card”) or on the instructions that accompanied your proxy materials.

Purpose of the Annual Meeting

The purpose of the meeting is:

1.	To elect Ms. Karen C. Francis and Mr. Mark D. Morelli to serve as directors, each for a term expiring at the 2024 annual meeting and until their successors have been elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as Vontier’s independent registered public accounting firm for the year ending December 31, 2021.

3.	To approve, on an advisory basis, Vontier’s named executive officer compensation as disclosed in this proxy statement.

4.	To vote, on an advisory basis, on the frequency of holding an advisory vote to approve Vontier’s named executive officer compensation.

5.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Who Can Attend the Annual Meeting

The Annual Meeting will be held entirely online to allow greater participation. You may attend the Annual Meeting online only if you are a Vontier stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. You may attend and participate in the Annual Meeting by visiting the following website www.virtualshareholdermeeting.com/VNT2021. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your Proxy Card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. The meeting webcast will begin promptly at 8:00 a.m. ET. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:50 a.m. ET, and you should allow ample time for the check-in procedures.

Asking Questions. Stockholders have multiple opportunities to submit questions to Vontier for the annual meeting. Stockholders who wish to submit a question in advance may do so at www.proxyvote.com. Stockholders also may submit questions during the meeting. Stockholders can also access copies of the proxy statement and annual report at our annual meeting website.

Outstanding Stock and Voting Rights

In accordance with Vontier’s Amended and Restated Bylaws, the Board has fixed the close of business on March 24, 2021 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote. The only outstanding securities of Vontier entitled to vote at the Annual Meeting are shares of common stock, $.0001 par value (“Common Stock”). Each outstanding share of Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. As of the close of business on March 24, 2021, 168,760,041 shares of Common Stock were outstanding, excluding shares held by or for the account of Vontier.

4	2021 Proxy Statement

Proxy Statement

Solicitation of Proxies

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, e-mail, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we have engaged Okapi Partners LLC (“Okapi Partners”) to assist in the solicitation of proxies for the Annual Meeting and we estimate we will pay Okapi Partners a fee of approximately $12,500. We have also agreed to reimburse Okapi Partners for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Okapi Partners against certain losses, costs and expenses. Additionally, we will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

Proxy Instructions

Proxies will be voted as specified in the proxy.

If you sign and submit your Proxy Card with no further instructions, your shares will be voted:

FOR the election of each of Ms. Karen C. Francis and Mr. Mark D. Morelli to serve as directors, until the 2024 annual meeting;

FOR ratification of the selection of Ernst & Young LLP as Vontier’s independent registered public accounting firm for the year ending December 31, 2021;

FOR approval of the Company’s named executive officer compensation as disclosed in this proxy statement;

FOR future advisory votes on Vontier’s named executive officer compensation to be held every one year; and

In the discretion of the proxy holders on any other matter that properly comes before the meeting or any adjournment thereof. The Board has selected Kathryn K. Rowen and Courtney S. Kamlet to act as proxies with full power of substitution.

Notice of Electronic Availability of Proxy Materials

As permitted by the U.S. Securities and Exchange Commission (“SEC”) rules, we are making the proxy materials available to our stockholders primarily via the Internet. By doing so, we can reduce the printing and delivery costs and the environmental impact of the Annual Meeting. On April 8, 2021, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. The Notice contains instructions on how to access our proxy materials and how to vote online or by telephone. If you would like to receive a paper copy of the proxy materials, please follow the instructions in the Notice.

Voting Requirements With Respect to Each of the Proposals Described in this Proxy Statement

Quorum. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting as of the record date. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on Proposal 2, which is considered a “routine” matter. However, on “non-routine” matters such as Proposals 1, 3 and 4, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to Proposals 1, 3 and 4. Broker non-votes will not affect the required vote with respect to Proposals 1 and 3.

2021 Proxy Statement	5

Proxy Statement

Approval Requirements. If a quorum is present, the vote required under the Company’s Amended and Restated Bylaws and the Amended and Restated Certificate of Incorporation to approve each of the proposals is as follows:

•

With respect to Proposal 1, the election of directors, you may vote “for” or “against” any or all director nominees or you may abstain as to any or all director nominees. In uncontested elections of directors, such as this election, a nominee is elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. A vote to abstain is not treated as a vote “for” or “against,” and thus will have no effect on the outcome of the vote.

•

With respect to Proposals 2 and 3, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal.

•

With respect to Proposal 4, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. Stockholders may abstain from voting on this proposal, and abstentions will not be counted in determining the highest number of votes cast by stockholders and therefore will not have an effect on the outcome of the vote.

Tabulation of Votes. Our inspector of election, Broadridge Financial Services, will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Voting Methods

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the Annual Meeting by submitting your instructions by telephone, over the internet, by completing, signing, dating and returning the enclosed Proxy Card in the envelope provided, or by attending the Annual Meeting and voting your shares at the meeting. Telephone and internet voting for registered stockholders will be available 24 hours a day, up until 11:59 p.m., ET on May 18, 2021.

As a stockholder of record, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;

•	Via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or

•	Via mail by completing, dating, signing and returning the Proxy Card. Please allow sufficient time for delivery of your Proxy Card if you decide to vote by mail.

To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your Proxy Card, or on the instructions that accompanied your proxy materials. Voting via the Internet or telephone must be completed by 11:59 p.m. ET on May 18, 2021. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board, as permitted by law.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares. In that case, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Telephone and Internet voting may be offered to stockholders owning shares through certain banks and brokers. If your shares are not in your own name and you would like to vote your shares electronically at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.

6	2021 Proxy Statement

Proxy Statement

If you hold your shares through a broker, bank or nominee, rather than registered directly in your name, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank or nominee, together with a voting instruction form. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction forms.

If you participate in the Vontier Stock Fund through either of the Savings Plans, your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by May 14, 2021, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

Changing Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Vontier a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the meeting will not, by itself, revoke a proxy.

Householding

We are permitted by the SEC to send a single copy of our Notice of Internet Availability and, if you requested printed versions by mail, the set of our proxy statement and annual report to stockholders who share the same last name and address. This procedure is called “householding” and is intended to reduce our printing and postage costs. We will promptly deliver a separate copy of our Notice of Internet Availability and, if you requested printed versions by mail, our annual report and proxy statement to you if you contact us at Vontier Corporation, Attn: Investor Relations, 5438 Wade Park Boulevard, Suite 600, Raleigh, North Carolina 27607; telephone us at (984) 275-6000; or email us at investor.relations@vontier.com. In addition, if you want to receive separate copies of the proxy statement or annual report in the future; if you and another shareholder sharing an address are receiving more than one copy of the proxy materials and would like to request delivery of a single copy of the proxy statement or annual report at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials and annual report in the future, you may contact us at the same address, telephone number or email address. If you hold your shares through a broker or other intermediary and would like additional copies of our proxy statement or annual report or would like to request householding, please contact your broker or other intermediary.

2021 Proxy Statement	7

Beneficial Ownership of Common Stock by Directors, Officers and

Principal Shareholders

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2021, unless otherwise noted below, for the following:

•	each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;

•	each member of our Board and each of our named executive officers (“NEOs”); and

•	all current members of our Board and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to stock options currently exercisable, or exercisable within 60 days after March 24, 2021, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those stock options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Vontier Corporation, 5438 Wade Park Boulevard, Suite 600, Raleigh, North Carolina 27607. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percentage of Common Stock Outstanding (%)

5% Beneficial Owner

The Vanguard Group 100 Vanguard Way, Malvern, PA 19355	17,892,605	(1)	10.6

Capital Research Global Investors 333 South Hope Street, 55th FL, Los Angeles, CA 90071	9,226,395	(2)	5.5

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	8,531,363	(3)	5.1

Directors and Executive Officers

Michael D. Beverly	26,514	(4)	*

Gloria R. Boyland	11,785	(5)	*

Robert L. Eatroff	3,075	(6)	*

Karen C. Francis	21,575	(7)	*

Martin Gafinowitz	16,026	(8)	*

Christopher J. Klein	5,610	(9)	*

Andrew D. Miller	11,785	(10)	*

Mark D. Morelli	165,320	(11)	*

Maryrose Sylvester	2,835	(12)	*

David H. Naemura	128,438	(13)	*

Andrew Nash	127,636	(14)	*

Kathryn K. Rowen	34,528	(15)	*

All Directors and Executive Officers as a Group (twelve persons)	555,127	(16)	*

(1)

The amount shown and the following information is derived from a Schedule 13G/A filed February 10, 2021 by The Vanguard Group which sets forth their beneficial ownership as of January 29, 2021. According to the Schedule 13G/A, The Vanguard Group has shared voting power over 223,355 shares, sole dispositive power over 17,241,262 shares and shared dispositive power over 651,343 shares.

8	2021 Proxy Statement

Beneficial Ownership of Common Stock by Directors, Officers and Principal Shareholders

(2)

The amount shown and the following information is derived from a Schedule 13G filed February 16, 2021 by Capital Research Global Investors which sets forth their beneficial ownership as of December 31, 2020. According to the Schedule 13G, Capital Research Global Investors has sole voting power and sole dispositive power over 9,226,395 shares.

(3)

The amount shown and the following information is derived from a Schedule 13G filed February 2, 2021 by BlackRock, Inc. which sets forth BlackRock, Inc.’s beneficial ownership as of December 31, 2020. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 7,604,102 shares and sole dispositive power over 8,531,363 shares.

(4)	Includes options to acquire 18,836 shares and 2,084 notional phantom shares attributable to Mr. Beverly’s Executive Deferred Incentive Program (“EDIP”) account.

(5)	Includes options to acquire 8,860 shares.

(6)	Includes options to acquire 2,110 shares.

(7)	Includes options to acquire 13,550 shares.

(8)	Includes options to acquire 8,860 shares.

(9)	Includes options to acquire 4,220 shares.

(10)	Includes options to acquire 8,860 shares.

(11)	Includes options to acquire 121,678 shares and 4,499 notional phantom shares attributable to Mr. Morelli’s EDIP account.

(12)	Includes options to acquire 2,130 shares.

(13)	Includes options to acquire 106,477 shares and 2,633 notional phantom shares attributable to Mr. Naemura’s EDIP account.

(14)	Includes options to acquire 101,737 shares and 21,527 notional phantom shares attributable to Mr. Nash’s EDIP account.

(15)	Includes options to acquire 30,824 shares and 1,443 notional phantom shares attributable to Ms. Rowen’s EDIP account.

(16)	Includes options to acquire 428,142 shares and 31,987 notional phantom shares attributable to EDIP accounts.

*	Represents less than 1% of the outstanding Common Stock.

2021 Proxy Statement	9

Proposal 1. Election of Directors

Election of Directors

Our Board currently consists of eight members and is divided into three classes, the members of which each serve for a staggered three-year term and until a successor has been elected and qualified. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class I directors, Ms. Francis and Mr. Morelli, have been nominated to serve for a three-year term expiring in 2024. The Class II and Class III directors, who were elected for terms expiring at the annual meetings in 2022 and 2023, respectively, will remain in office.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented by the proxy for the election as Class I directors of the persons whose names and biographies appear below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable to serve or for good cause will not serve as a director at the time of the meeting, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each Class I director nominee is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee and director for matters regarding the Company is 5438 Wade Park Boulevard, Suite 600, Raleigh, North Carolina 27607.

Director Nominees – For Terms Expiring at this Annual Meeting and Subsequent Terms Expiring in 2024

Class I Directors with Terms Expiring in 2021

Name	Age	Position with Vontier	Director Since

Karen C. Francis	58	Director	September 2020

Mark D. Morelli	57	Chief Executive Officer and Director	October 2020

The Board of Directors recommends that stockholders vote “FOR” the election to the Board of each of the foregoing Director Nominees.	VOTE FOR

10	2021 Proxy Statement

Proposal 1. Election of Directors

Karen C. Francis Director Age: 58 Director Since: September 2020 Board Chair Committees: Audit, Compensation and Management Development (Chair)

Karen C. Francis has served as a member of our Board of Directors since September 2020 and serves as Senior Advisor to TPG Capital and is an independent director for private equity and venture capital funded companies in Silicon Valley, including Metawave, Nauto and Wind River. Ms. Francis served on the Board of Directors of Telenav, Inc. from December 2016 to November 2019. Ms. Francis has served on the Board of Reinvent Technology Partners Y since March 2021 and serves as the chair of the audit committee and as a member of the compensation and nominating and governance committees. Ms. Francis served as lead independent director, chair of the Compensation Committee and a member of the Nominating and Governance Committee of Telenav, Inc. Prior to that, she served as a director of The Hanover Insurance Group, Inc. from May 2014 to May 2017 and AutoNation, Inc. from February 2016 to April 2018. In addition, Ms. Francis served as Chief Executive Officer of AcademixDirect, Inc., a technology innovator in education, from 2009 to 2014 and as its Executive Chairman from 2009 to 2017. From 2004 to 2007, Ms. Francis was Chairman and Chief Executive Officer of Publicis & Hal Riney, based in San Francisco and part of the Publicis global advertising and marketing network. From 2001 to 2002, she served as Vice President of Ford Motor Company, where she was responsible for the corporate venture capital group, as well as global e-business strategies, customer relationship management and worldwide export operations. From 1996 to 2000, Ms. Francis held several positions with General Motors, including serving as General Manager of the Oldsmobile Division.

Ms. Francis brings to our Board her experience as a Chief Executive Officer, director, strategic advisor and investor with a deep knowledge of corporate governance and a strong track record of successfully building companies and businesses across multiple industries and sizes.

Mark D. Morelli Chief Executive Officer and Director Age: 57 Director Since: October 2020 Committees: None

Mark D. Morelli has served as our President and Chief Executive Officer since January 2020. Mr. Morelli previously served as President and Chief Executive Officer of Columbus McKinnon Corporation from February 2017 to January 2020 and prior to that served as President and Chief Operating Officer of Brooks Automation, Inc. from January 2012 to March 2016. Prior to serving at Brooks Automation, Inc., Mr. Morelli was the Chief Executive Officer of Energy Conversion Devices, an alternative energy company (which voluntarily filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code within one year after the date on which Mr. Morelli ceased to serve as its Chief Executive Officer). Prior to that, Mr. Morelli served in various positions with United Technologies Corporation from June 1993 to September 2007, where he progressed through product management, marketing, strategy and increasing responsibilities of general management. Mr. Morelli began his career as a U.S. Army officer and helicopter pilot.

Mr. Morelli brings to our Board a track record of delivering strong financial and operational results and driving improvements in innovation to accelerate long-term growth and has demonstrated a strategic ability to transform a company portfolio for long-term success.

2021 Proxy Statement	11

Proposal 1. Election of Directors

Class II Directors with Terms Expiring in 2022

Name	Age	Position with Vontier	Director Since

Robert L. Eatroff	55	Director	March 2021

Martin Gafinowitz	62	Director	October 2020

Andrew D. Miller	60	Director	October 2020

Robert L. Eatroff Director Age: 55 Director Since: March 2021 Committees: None

Robert L. Eatroff has served as a member of our Board of Directors since March 2021. As Executive Vice President of Global Corporate Development and Strategy for Comcast Corporation since January 2016, Mr. Eatroff manages Comcast NBCUniversal’s Corporate Development and leads its mergers and acquisitions (“M&A”) efforts and other strategic initiatives. Prior to joining Comcast, Mr. Eatroff spent more than 20 years at Morgan Stanley’s investment banking division, where he served as lead advisor on some of the firm’s largest and most high-profile M&A transactions and held many leadership positions, including Managing Director, Investment Banking Division and Head-Mergers and Acquisitions-Americas.

Mr. Eatroff brings significant experience in capital allocation and M&A to the Vontier board.

Martin Gafinowitz Director Age: 62 Director Since: October 2020 Committees: Nominating and Governance

Martin Gafinowitz has served as a member of our Board of Directors since September 2019. Mr. Gafinowitz has over 25 years of international and industry experience, most recently having global responsibility for Fortive Corporation’s transportation technologies and franchise distribution platforms as Senior Vice President of Fortive Corporation from July 2016 to October 2020. Prior to July 2016, Mr. Gafinowitz has a long history as a senior executive with Danaher Corporation (“Danaher”) and its operating companies. Mr. Gafinowitz served as Senior Vice President of Danaher from March 2014 to July 2016 after serving as Group Executive of Danaher from 2005 to March 2014.

Mr. Gafinowitz brings to our Board extensive prior M&A and operational experience in our businesses and long tenured mobility industry relationships from his service as a Senior Vice President of Fortive and of Danaher.

12	2021 Proxy Statement

Proposal 1. Election of Directors

Andrew D. Miller Director Age: 60 Director Since: October 2020 Committees: Audit (Chair), Compensation and Management Development

Andrew D. Miller has served on a member of our Board of Directors since October 2020 and serves on the Board of Directors of iRobot Corporation since September 2016 and has served as chair of the Audit Committee and a member of the Nominating and Governance Committee since September 2016. Mr. Miller has also served as a member of the Audit Committee of the Board of Directors of Verint Systems Inc., a global software and cloud provider of Actionable Intelligence solutions, since December 2019. Mr. Miller previously served as Executive Vice President and Chief Financial Officer of PTC, a provider of software technology platforms and solutions, from early 2015 until May 2019. At PTC, he was responsible for global finance, tax and treasury, investor relations, information technology, pricing, corporate real estate, and customer administration. From 2008 to 2015, Mr. Miller served as Chief Financial Officer of Cepheid, a high-growth molecular diagnostics company. While at Cepheid, he built world-class finance and information technology teams and a nationally recognized investor relations program. Mr. Miller has also served in financial leadership roles at Autodesk, MarketFirst Software, Cadence Design Systems, and Silicon Graphics. He is a former director of United Online.

Mr. Miller brings to our Board his extensive experience in financial leadership roles, significant experience in investor relations and background in software and information technology.

Class III Directors with Terms Expiring in 2023

Name	Age	Position with Vontier	Director Since

Gloria R. Boyland	59	Director	October 2020

Christopher J. Klein	57	Director	December 2020

Maryrose Sylvester	55	Director	March 2021

2021 Proxy Statement	13

Proposal 1. Election of Directors

Gloria R. Boyland Director Age: 59 Director Since: October 2020 Committees: Audit, Nominating and Governance (Chair)

Gloria R. Boyland has served as a member of our Board of Directors since October 2020 and currently serves as a strategic advisor of Aurora Technologies, LLC, a position she has held since June 2020. Prior to that, Ms. Boyland was Corporate Vice President of Operations & Service Support, responsible for leadership of operational cost reduction and process improvement initiatives, operations technology innovation, service quality improvement, customer experience, and new service offerings, at FedEx Corporation (NYSE: FDX), a $50 billion global transportation service provider, until her retirement in January 2020. Ms. Boyland joined FedEx Corporation in 2004 and was Staff Vice President, Service Experience Leadership from 2004—2015. Prior to joining FedEx, she held a broad variety of positions with increasing responsibility, including Customer Experience Management, Quality Management Systems, Business Development, Acquisition Integration, and general management. Ms. Boyland has served as a member of the Board of Directors of United Natural Foods, Inc. since January 2021. Ms. Boyland served as a member of the Audit and Nominating and Governance Committees of the Board of Directors of Chesapeake Energy Corporation (NYSE: CHK) from December 2016 to January 2021. Ms. Boyland received a FedEx Corporate Five Star Award for the transformation of its Service Quality Index, which internally measures critical experience touchpoints that drive FedEx customer loyalty. Ms. Boyland currently sits on the board of the Memphis Brooks Museum and is a sponsor for Teach For America.

Ms. Boyland brings to our Board significant operational and logistical experience. In addition, through her leadership role with a large, global company in the transportation industry, she has insight into the business practices that are critical to the success of Vontier.

Christopher J. Klein Director Age: 57 Director Since: December 2020 Committees: Compensation and Management Development, Nominating and Governance

Christopher J. Klein has served as a member of our Board of Directors since December 2020 and as a member of the Board of Directors of Thor Industries since December 2017 and is a member of its Nominating and Compensation and Developments Committees. Mr. Klein served as the Executive Chairman of the Board of Directors of Fortune Brands Home & Security, Inc., a leading manufacturer of home and security products until December 2020, having retired as Chief Executive Officer in January 2020. He joined Fortune Brands, Inc. in 2003 and held corporate strategy, business development and operational positions, and served in the role of Chief Executive Officer of Fortune Brands Home & Security from 2010 to January 2020, taking the company public in a spin-off in 2011. Prior to joining Fortune Brands, Inc., Mr. Klein held key strategy and operating positions at Bank One Corporation. Previously, he was a partner at McKinsey & Company, a global management consulting firm where he spent eight years in the firm’s Chicago office. Mr. Klein spent his early career in commercial banking, at both ABN / AMRO and First Chicago.

Mr. Klein brings to our Board extensive public company and operational leadership experience, including management experience as Chief Executive Officer of a public company as well as significant corporate strategy experience.

14	2021 Proxy Statement

Proposal 1. Election of Directors

Maryrose Sylvester Director Age: 55 Director Since: March 2021 Committees: None

Since 2016, Ms. Sylvester has served on the board of Harley-Davidson, Inc. and is a member of its Human Resources and Nominating and Corporate Governance Committees. Since March 2021, Ms. Sylvester has served on the board of Waste Management, Inc. and is a member of its Management Development and Compensation Committee. From June 2019 to August 2020, Ms. Sylvester was the U.S. Managing Director and U.S. Head of Electrification of ABB Group, a global technology company, operating mainly in areas of electrification, robotics, power, and automation. Prior to joining ABB Group, Ms. Sylvester spent more than 30 years at GE, serving most recently as President and Chief Executive Officer of Current, a digital power service business that delivers integrated energy systems.

Prior to this Ms. Sylvester was President and Chief Executive Officer of GE Lighting a leading global lighting provider and prior President and Chief Executive Officer of GE Intelligent Platforms, an Industrial Automation provider. Ms. Sylvester began her GE career in supply chain where she held a series of progressively more responsible roles including Director of Sourcing for GE Lighting in Budapest Hungary and Global Sourcing Director for GE Lighting.

Ms. Sylvester brings to our Board significant experience transforming industrial businesses and extensive knowledge regarding product development and marketing at an international company.

2021 Proxy Statement	15

Corporate Governance

Corporate Governance Guidelines, Committee Charters and Code of Conduct

As part of its ongoing commitment to good corporate governance, Vontier’s Board has adopted Corporate Governance Guidelines setting forth the Board’s corporate governance practices and adopted written charters for each of the Audit Committee, the Compensation and Management Development Committee and the Nominating and Governance Committee. The Board has also adopted our Code of Conduct that includes, among others, a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, Audit Committee Charter, Compensation and Management Development Committee Charter, Nominating and Governance Committee Charter, and Code of Conduct referenced above are each available in the “Investors – Governance” section of our website at www.vontier.com.

Board Leadership Structure, Risk Oversight and Management Succession Planning

Board Leadership Structure

The Board has separated the positions of Chair and CEO because it believes that the separation of the positions best enables the Board to ensure that our businesses, risks, opportunities and affairs are managed effectively and in the best interests of our stockholders.

Our Board has selected Karen C. Francis, an independent director, as its Chair, in light of Ms. Francis’s independence and her deep experience and knowledge with corporate governance, board management, shareholder engagement and risk management as well as her experience with Vontier’s diverse businesses and industries.

As the independent Chair of the Board, Ms. Francis leads the activities of the Board, including:

•	Calling, and presiding over, all meetings of the Board;

•	Together with the CEO and the Corporate Secretary, setting the agenda for the Board;

•	Calling, and presiding over, the executive sessions of non-management directors and of the independent directors;

•	Advising the CEO on strategic aspects of the Company’s business, including developments and decisions that are to be discussed with, or would be of interest to, the Board;

•	Acting as a liaison as necessary between the non-management directors and the management of the Company; and

•	Acting as a liaison as necessary between the Board and the committees of the Board.

In the event that the Chair of the Board is not an independent director, the Corporate Governance Guidelines provide that the independent directors, upon recommendation from the Nominating and Governance Committee, will select, by majority vote, an independent director to serve as the Lead Independent Director with the authority to:

•	Preside over all meetings of the Board at which the Chair is not present, including the executive sessions;

•	Call meetings of the independent directors;

•	Act as a liaison as necessary between the independent directors and the CEO; and

•	Advise with respect to the Board’s agenda.

The Board’s non-management directors meet in executive session following the Board’s regularly-scheduled meetings, with the executive sessions chaired by the independent Chair. In addition, the independent directors meet as a group in executive session at least once a year.

Risk Oversight

The Board’s role in risk oversight at the Company is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing the Company.

16	2021 Proxy Statement

Corporate Governance

In determining to separate the position of the CEO and the Chair, and in determining the appointment of the Chair of the Board and the Chairs of the committees of the Board, the Board and the Nominating and Governance Committee considered the implementation of a governance structure and appointment of chairpersons with appropriate and relevant risk management experience that would enable Vontier to efficiently and effectively assess and oversee its risks.

Risk Oversight by the Board of Directors

The Board oversees the Company’s risk management processes directly and through its committees. In general, the Board oversees the management of risks inherent in the operation of the Company’s businesses, the implementation of its strategic plan, its acquisition and capital allocation program, its capital structure and liquidity and its organizational structure, and also oversees the Company’s risk assessment and risk management policies.

Risk Oversight by the Committees

⬛ AUDIT COMMITTEE

The Audit Committee oversees risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks. The Audit Committee also assists the Board in overseeing the Company’s risk assessment and risk management policies. Finally, the Audit Committee oversees our cybersecurity risk management and risk controls.

⬛ COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE	The Compensation and Management Development Committee oversees risks associated with the Company’s compensation policies and practices.

⬛ NOMINATING AND GOVERNANCE COMMITTEE	The Nominating and Governance Committee oversees risks associated with corporate governance, board management and environmental, social and governance reporting.

Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

Cybersecurity

The Board has delegated to the Audit Committee the responsibility of exercising oversight with respect to the Company’s cybersecurity risk management and risk controls. Consistent with such delegation, our Chief Information Officer provides a report to the Audit Committee on a quarterly basis, and to the Board on an annual basis, regarding the Company’s cybersecurity program, including the Company’s monitoring, auditing, implementation and communication processes, controls, and procedures.

Enterprise Risk Committee

The Company’s Enterprise Risk Committee (consisting of members of senior management) inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts, and, on at least an annual basis, provides a report to the Board and provides a report of the process to the Audit Committee.

Management Succession Planning

The entire Board oversees the recruitment, development, and retention of our executive officers, including oversight of management succession planning. The Board and its committee members engage and assess our executive officers and high-potential employees during management presentations and periodic informal meetings.

2021 Proxy Statement	17

Corporate Governance

Board of Directors and Committees of the Board

Director Attendance

In 2020, the Board met three times and acted by unanimous written consent two times. All directors attended 100% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which they served during 2020. As a general matter, directors are expected to attend annual meetings of stockholders.

Committee Membership

The membership of each of the Audit, Compensation and Management Development and Nominating and Governance committees as of April 1, 2021 is set forth below.

Name of Director	Audit	Compensation and Management Development	Nominating and Governance

Gloria R. Boyland	Member		Chair

Robert L. Eatroff

Karen C. Francis	Member	Chair

Martin Gafinowitz			Member

Christopher J. Klein		Member	Member

Andrew D. Miller	Chair	Member

Mark D. Morelli

Maryrose Sylvester

Audit Committee

The members of the Audit Committee are Mr. Miller and Ms. Francis and Ms. Boyland. Mr. Miller serves as chair of the Audit Committee. The Board has determined that Mr. Miller is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, the Board has determined that Mr. Miller and Mses. Francis and Boyland are independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. In 2020, the Audit Committee met two times and acted by unanimous written consent once. The Audit Committee is responsible for assisting the Board in:

•	assessing the qualifications and independence of our independent auditors;

•	appointing, compensating, retaining, and evaluating our independent auditors;

•

overseeing the quality and integrity of our financial statements and making a recommendation to the Board regarding the inclusion of the audited financial statements in Vontier’s Annual Report on Form 10-K;

•	overseeing our internal auditing processes;

•	overseeing management’s assessment of the effectiveness of our internal control over financial reporting;

•	overseeing management’s assessment of the effectiveness of our disclosure controls and procedures;

•	overseeing risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks;

•	overseeing our risk assessment and risk management policies;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our cybersecurity risk management and risk controls; and

•	overseeing swap and derivative transactions and related policies and procedures.

18	2021 Proxy Statement

Corporate Governance

Furthermore, as of the date of this proxy statement, no Audit Committee member serves on the audit committee of more than three public companies.

Compensation and Management Development Committee

The members of the Compensation and Management Development Committee are Ms. Francis, Mr. Miller and Mr. Klein. Ms. Francis serves as the Chair of the Compensation and Management Development Committee. The Compensation and Management Development Committee met three times in 2020 and acted by unanimous written consent two times. The Compensation and Management Development Committee discharges the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Compensation and Management Development Committee is also responsible for:

•

determining and approving the form and amount of annual compensation of the CEO and our other executive officers, including evaluating the performance of, and approving the compensation paid to, the CEO and other executive officers;

•

reviewing and making recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercising all authority with respect to the administration of such plans;

•	reviewing and making recommendations to the Board with respect to the form and amounts of director compensation;

•	overseeing and monitoring compliance by directors and executive officers with our stock ownership requirements;

•	overseeing risks associated with our compensation policies and practices; and

•	overseeing our engagement with stockholders and proxy advisory firms regarding executive compensation matters.

Each member of the Compensation and Management Development Committee is:	• A “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act; and
• Based on the determination of the Board, independent under NYSE listing standards and under Rule 10C-1 under the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

During 2020, none of the members of the Compensation and Management Development Committee was an officer or employee of Vontier. No executive officer of Vontier served on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any entity having an executive officer who served on the Compensation and Management Development Committee.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Ms. Boyland, Mr. Gafinowitz and Mr. Klein. Ms. Boyland serves as the Chair of the Nominating and Governance Committee. The Board has determined that Ms. Boyland and Mr. Klein are independent, as defined by the rules of the NYSE. The Nominating and Governance Committee met four times in 2020. The Nominating and Governance Committee is responsible for:

•	reviewing and making recommendations to the Board regarding the size and composition of the Board;

•	assisting the Board in identifying individuals qualified to become Board members;

•	assisting the Board in identifying characteristics, skills, and experiences for the Board with the objective of having a Board with diverse backgrounds, experiences, skills, and perspectives;

•	proposing to the Board the director nominees for election by our stockholders at each annual meeting;

•	assisting the Board in determining the independence and qualifications of the Board and Committee members and making recommendations to the Board regarding committee membership;

2021 Proxy Statement	19

Corporate Governance

•	developing and making recommendations to the Board regarding a set of corporate governance guidelines and reviewing such guidelines on an annual basis;

•	overseeing compliance with the corporate governance guidelines;

•	overseeing our environmental, social and governance reporting;

•	assisting the Board and the Committees in engaging in annual self-assessment of their performance;

•	oversee the orientation process for newly elected members of the Board and continuing director education; and

•	administering our Related Person Transactions Policy.

The Board has adopted a written charter for each of the Audit Committee, the Compensation and Management Development Committee and the Nominating and Governance Committee. These charters are posted on our website.

Director Nomination Process

The Nominating and Governance Committee recommends to the Board director candidates for nomination and election at the annual meeting of stockholders and, in the event of vacancies between annual meetings of stockholders, for appointment to fill such vacancies.

Board Membership Criteria

In assessing the candidates for recommendation to the Board as director nominees, the Nominating and Governance Committee will evaluate such candidates against the standards and qualifications set out in our Corporate Governance Guidelines, including:

Personal and professional integrity and character

Prominence and reputation in the candidate’s profession

Skills, knowledge, diversity of background and experience, and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of our business

The extent to which the interplay of the candidate’s skills, knowledge, expertise and diversity of background and experience with that of the other Board members will help build a Board that is effective in collectively meeting our strategic needs and serving the long-term interests of the stockholders

The capacity and desire to represent the interests of the stockholders as a whole

Availability to devote sufficient time to the affairs of Vontier

Stockholder Recommendations

Stockholders may recommend a director nominee to the Nominating and Governance Committee. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the stockholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Governance Committee, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Governance Committee’s determination of whether to conduct a full evaluation is based primarily on the Nominating and Governance Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described above under “—Board Membership Criteria” and any such other factors as the Nominating and Governance Committee may deem appropriate. The Nominating and Governance Committee takes into account whatever information is provided to it with the recommendation of the prospective candidate and any additional inquiries the Nominating and Governance Committee may in its discretion conduct or have conducted with respect to such prospective nominee. The Nominating and Governance Committee evaluates director nominees in the same manner whether a stockholder or the Board has recommended the candidate.

20	2021 Proxy Statement

Corporate Governance

Majority Voting for Directors

At any meeting of stockholders for which Vontier’s Secretary receives a notice that a shareholder has nominated a person for election to the Board in compliance with our Amended and Restated Bylaws and such nomination has not been withdrawn on or before the tenth day before we first mail our notice of meeting to our stockholders, the directors will be elected by a plurality of the votes cast (which means that the nominees who receive the most affirmative votes would be elected to serve as directors).

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board or with individual directors, the independent Chair of the Board or, if the Chair is not independent, the Lead Independent Director, or the non-management directors as a group may do so by addressing communications to the Board, to the specified individual director or to the non-management directors, as applicable, c/o Secretary, Vontier Corporation, 5438 Wade Park Boulevard, Suite 600, Raleigh, North Carolina 27607.

Environmental, Social and Governance

Environmental, Social and Governance (“ESG”) Overview

While our operating companies serve a variety of end markets, we are all guided by our shared purpose—We are Mobilizing the Future to Create a Better World. Our shared purpose and values, which are embedded deep within our culture—The Vontier Way, guide our ESG strategy just as they guide all of our strategic priorities. They will influence the new products we create, how we operate, and how we engage with our stakeholders. They will help us attract and retain employees who share our values and our commitment to a sustainable future.

In the context of ESG, we have three powerful accelerators. First, our operating companies have a direct impact on pressing global issues like transportation safety, alternative fuels, and sustainable cities and infrastructure. Second, our deeply ingrained culture of continuous improvement, driven by the Vontier Business System, gives us the tools and mindset to continually learn from our successes and failures, grow as individuals and teams, and harness process rigor to move from good intentions to accountability and transparent results. And third, we have a unique ESG philosophy that will powerfully accelerate our ESG efforts and the positive impact we have on all of our stakeholders in the years to come.

Our ESG Philosophy

We philosophically believe that anchoring our ESG program in a Better Team will more powerfully drive Better Innovations, a Better Planet, and a Better Society. This ESG framework and philosophy prioritizes our employees first. By focusing on our employees’ safety and well-being, sense of belonging and purpose, and growth and development, we create a Better Team, which will fully unleash our collective potential, accelerate progress for all stakeholders and fulfill our purpose to Mobilize the Future to Create a Better World.

2021 Proxy Statement	21

Corporate Governance

Programmatic Updates

We created our ESG governance structure in 2020. The Vontier Board has oversight of our ESG program while the Nominating and Governance Committee oversees ESG disclosures. We created an ESG Executive Council consisting of the entire senior leadership team that oversees ESG at the management level, and an ESG Advisory Team that consists of cross-functional and cross-operating company workstream owners in areas like cyber, employee benefits, and governance.

We conducted an ESG materiality assessment after the separation to help us better prioritize our ESG-related risks and opportunities. Additionally, we have been accepted as a signatory to the United Nations (“UN”) Global Compact, the world’s largest corporate sustainability initiative. It is our intent to advance the broader goals of the UN, including the Sustainable Development Goals (“SDGs”). Mapping our ESG materiality assessment results against the SDGs, we are initially prioritizing the following four SDGs on which we believe we can have the most impact:

Environmental Stewardship

We hold ourselves to high standards of environmental stewardship and continuously look for ways to raise the bar, including adding a Global Director, Sustainability to the corporate team in 2020. Our sustainability team began creating and customizing an ESG database in 2021 to collect and analyze comprehensive environmental data at our significant sites which will inform future environmental goals.

Inclusion, Diversity and Equity

We are committed to sustaining an inclusive and diverse culture and team and have made significant progress since the separation in this endeavor. We hired a seasoned Inclusion, Diversity & Equity (“ID&E”) executive in 2020. We stood-up a cross-functional, global ID&E Council, to help drive and accelerate our ID&E priorities. With input from employees around the world, we created our ID&E vision:

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Corporate Governance

I belong here. We celebrate the uniqueness of all people as it is the core of who we are, and the fuel that drives our success. We established the following ID&E pillars that will guide strategy:

We conducted an employee experience survey in the fourth quarter of 2020 to understand and improve our organizational health. Our participation rates were higher than global norms and we achieved higher scores in the areas of inclusion and diversity, involvement and belonging and engagement. We believe we have made meaningful progress but seek continuous improvement as we progress.

We launched eight new employee resources groups, all of which have an executive sponsor and their own leadership teams. We were accepted as signatories to the CEO Action for Diversity & Inclusion and the Valuable 500. Finally, our commitment to continuous learning and improvement can be seen in our mandated unconscious bias course and the more than 50 courageous conversations we held across the globe with hundreds of employees in 2020.

Environmental, Health, Safety and Security

In an effort to further prioritize Environmental, Health, Safety and Security (“EHS”), we created an elevated global EHS leadership role in 2020 and expanded the function to include physical security. This Vice President of EHS reports directly to Vontier’s Senior Vice President and General Counsel. For the first time ever, every Vontier operating company, regardless of size, is now accountable for annual EHS targets. In 2020, Gilbarco Veeder-Root, our largest operating company, achieved its ninth consecutive year of Total Recordable Injury Rate (“TRIR”) improvements, which measures the number of incidents within the Company, and achieved a better than top quartile TRIR in 2020 at .506. We define TRIR as recordable incidents (per the Occupational Health and Safety Administration guidelines) multiplied by 200,000 and divided by total hours worked.

Our global cross-functional COVID-19 Task Force protected the health and safety of our employees and ensured support for our customers throughout 2020. Vontier ensured pay continuity for quarantine periods across the globe. We quickly enabled and mandated remote work where possible, while ensuring that our essential manufacturing employees and leaders had the education, tools, and support needed to stay safe on the job. We flexed shifts to accommodate childcare needs and reduce building intensity loads. Using the Vontier Business System and virtual project management tools, our COVID-19 Task Force collaborated daily to create standard work and processes like temperature checks, daily health attestations and contact tracing drills to keep our employees safe and our essential customers up and running.

2021 Proxy Statement	23

Certain Relationships and Related Transactions

Policy

Under our Related Person Transactions Policy adopted by the Board, the Nominating and Governance Committee of the Board is required to review and, if appropriate, approve all related person transactions prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if our management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Nominating and Governance Committee at its next meeting. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act.

Relationships and Transactions

On October 9, 2020, we completed the separation (the “Separation”) of Vontier from Fortive Corporation (“Fortive”). In connection with the Separation, our subsidiaries that currently operate our businesses and the corresponding assets and liabilities were transferred to Vontier, which, prior to such transfer, were held by Fortive. Following the Separation, Fortive and Vontier operate as separate publicly-traded companies and currently, neither entity has any ownership interest in the other. In connection with the Separation, Fortive and Vontier entered into various agreements to effect the Separation and provide a framework for their relationship after the Separation, including an employee matters agreement, a tax matters agreement, an intellectual property matters agreement, a license agreement with respect to the Fortive Business System (“FBS”), a proprietary set of business processes and methodologies that are designed to continuously improve business performance, and a transition services agreement. These agreements provide for the allocation between Fortive and Vontier of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Separation and govern certain relationships between Fortive and Vontier after the Separation. In addition, following the Separation, certain of our subsidiaries sell products and services to, or purchase products and services from, Fortive from time to time in the ordinary course of business and on an arms’-length basis. Following the Separation in 2020, Vontier made net payments of $13.9 million to Fortive and accrued $39.6 million for amounts due to Fortive under the Tax Matters Agreement and Transition Services Agreement for the fiscal year ended December 31, 2020. The majority of the amounts due relates to our share of the transaction taxes related to the Separation which was not paid as of December 31, 2020. Our subsidiaries intend to sell products to and purchase products from Fortive in the future in the ordinary course of their businesses and on an arms’-length basis.

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Director Compensation

Summary of Director Compensation

Pursuant to our non-employee director compensation policy that we adopted prior to the distribution, each of our non-management directors will receive the following compensation:

•

An annual retainer of $100,000, payable in cash and/or restricted stock units (“RSUs”) pursuant to an election made by each director in the prior year under the terms of our Non-Employee Directors’ Deferred Compensation Plan, as described more fully below (the “Election”).

•

An annual equity award with a target award value of $175,000, divided equally between options and RSUs granted under the Plan; provided, however, that, at the sole discretion of our Compensation and Management Development Committee or our Board, such annual equity award may be comprised solely of RSUs. The options, if any, will be fully vested as of the grant date. The RSUs will vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of our stockholders following the grant date. The distribution of RSUs may be deferred under the terms of our Non-Employee Directors’ Deferred Compensation Plan.

•	Reimbursement for out-of-pocket expenses, including travel expenses and expenses for education, related to the director’s service on the board.

In addition to the foregoing amounts:

•

The Board chair will receive an annual retainer of $92,500, payable pursuant to the Election and an annual equity award with a target value of $92,500 (divided either equally between options and RSUs under the Plan or comprised solely of RSUs, in each case, as described above for purposes of the annual equity award).

•

The chair of the Audit Committee will receive an annual retainer of $25,000, the chair of the Compensation and Management Development Committee will receive an annual retainer of $20,000, and the chair of the Nominating and Governance Committee will receive an annual retainer of $15,000, in each case, payable pursuant to the Election.

•

Each non-chair member of the Audit Committee will receive an annual retainer of $15,000, each non-chair member of the Compensation and Management Development Committee will receive an annual retainer of $10,000, and each non-chair member of the Nominating and Governance Committee will receive an annual retainer of $7,500, in each case, payable pursuant to the Election.

As described above, pursuant to our Non-Employee Directors’ Deferred Compensation Plan (as a sub-plan under the Plan), each non-employee director may make an election during the prior year (subject to certain exceptions for newly appointed directors) to receive his or her annual retainer, including the base annual retainer payable to all directors, the additional annual retainer payable to the Board chair, and the additional annual retainers payable to the committee chairs and non-chair members, in the form of:

•	cash payable in four equal installments following each quarter of service; or

•

RSUs with a target value equal to the annual retainer and granted concurrently with the annual equity award (as described above) that the directors may choose to defer distribution under the terms of the Non-Employee Directors’ Deferred Compensation Plan.

Any of our directors who is a Fortive employee but is not employed by us shall be deemed to be a non-management director for purposes of our non-employee director compensation policy and, as such, will be eligible to receive compensation for his or her services as one of our directors pursuant to such policy.

In addition to the foregoing, each of our non-management directors received, and any directors that join after the distribution are expected to receive, a one-time equity award with a target award value of $100,000, divided equally between options and RSUs granted under the Plan, and the Board chair received an additional one-time equity award with a target award value of $500,000, divided equally between options and RSUs granted under the Plan, in recognition of the significant time dedication that will be required of the Board chair following the distribution. The options and RSUs will vest in three equal installments on each of the first three anniversaries of the grant date.

2021 Proxy Statement	25

Director Compensation

Director Compensation Table

The table below summarizes the compensation paid to the non-management directors for the year ended December 31, 2020. Mr. Morelli is a member of the Board but does not receive any additional compensation for services provided as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Total ($)

Gloria R. Boyland	32,500	154,836	139,161	326,497

Karen C. Francis	—	545,853	438,961	984,814

Martin Gafinowitz	26,875	154,836	139,161	320,872

Christopher J. Klein	9,792	95,360	86,422	191,574

Andrew D. Miller	33,750	154,836	139,161	327,747

(1)

The amounts reflected in these columns represent the aggregate grant date fair value of the applicable award computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). With respect to stock awards, the grant date fair value under ASC 718 is calculated based on the number of shares of our common stock underlying the award, times the closing price of a share of our common stock on the date of grant. With respect to stock options, the grant date fair value under ASC 718 has been calculated using the Black-Scholes option pricing model.

(2)

Pursuant to the Non-Employee Director’s Deferred Compensation Plan, each of the directors was entitled to defer up to 100% of the annual retainer into RSUs with a target value equal to the amount of the annual retainer deferred. Ms. Francis elected to defer 100%. Since RSUs granted in 2020 for the annual retainer deferred are accounted for under FASB ASC Topic 718, they are reported under the “Stock Awards” column in the table above. All stock awards are outstanding as of December 31, 2020.

Proposal 2. Ratification of Independent Registered Public Accounting

Firm

The Audit Committee on behalf of the Company has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for the Company and its consolidated subsidiaries for the year ending December 31, 2021. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although stockholder approval of the selection of Ernst & Young LLP is not required, the Board believes that it is advisable to give our stockholders an opportunity to ratify this selection. If this proposal is not approved by our stockholders, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2021.	VOTE FOR

26	2021 Proxy Statement

Proposal 2. Ratification of Independent Registered Public Accounting Firm

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, for 2020 are set forth in the table below.

Fee Categories	Fiscal 2020 Fees
Audit Fees(1)	$4,630,000
Audit-Related Fees	—
Tax Fees(2)	$103,400
All Other Fees(3)	$10,000
TOTAL FEES	$4,743,400

(1)

Audit Fees consist of fees for the audit of annual financial statements, reviews of quarterly financial statements, statutory audits, audit of captive insurance company, audit procedures associated with the adoption of new accounting standards, consents, review of documents filed with the SEC, and other services normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning.

(3)	All Other Fees consist of fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for the Company and its consolidated subsidiaries by our independent registered public accounting firm. To assure that the audit and non-audit services performed by the independent registered public accounting firm do not impair its independence, the Audit Committee establishes on an annual basis the Pre-Approval Policy of the Audit Committee (the “Policy”). The Policy outlines the scope of services that Ernst & Young LLP may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Ernst & Young LLP to perform audit, audit-related, tax and other services. The Policy also specifies certain non-audit services that may not be performed by Ernst & Young LLP under any circumstances. Pursuant to the Policy, the Audit Committee approves services to be provided by Ernst & Young LLP and fee thresholds within each of the service categories, and services within these thresholds are deemed pre-approved. Additional services and fees materially exceeding those thresholds require further pre-approval. Requests for specific pre-approvals may be considered by the full Audit Committee. In addition, the Audit Committee has delegated to the Chair the authority to grant specific pre-approvals. Any such pre-approvals are reported to the full Audit Committee at its next meeting. The Policy is evaluated and updated annually by the Audit Committee. The Audit Committee has pre-approved all amounts for 2020.

2021 Proxy Statement	27

Audit Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Vontier Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Vontier Corporation specifically incorporates this report by reference therein.

The Audit Committee has been appointed by the Board of Directors to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent auditor, and (iv) the performance of the Company’s internal audit function and independent auditors. In addition, the Audit Committee reviews with management the Company’s risk assessment process and risk management policies. Furthermore, within the scope of its compliance oversight responsibilities, the Audit Committee reviews with management the Company’s major cybersecurity risk exposures and the steps management has taken to monitor and mitigate such exposures.

Each member of the Audit Committee meets the criteria for independence applicable to audit committee members under the Securities Exchange Act and the NYSE listing standards. Each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards, and the Board of Directors has further determined that Mr. Miller qualifies as an “audit committee financial expert” as that term is defined in Regulation S-K.

Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated and combined financial statements, and expressing opinions on the conformity of the financial statements with GAAP.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. Ernst & Young LLP (“Ernst & Young”) had been retained by Fortive Corporation as the independent registered public accounting firm for the Company’s businesses prior to the separation of the Company from Fortive. In addition, Ernst & Young was first appointed by the Audit Committee as the Company’s independent registered public accounting firm concurrently with the Company’s separation from Fortive in 2020. The Audit Committee will interview and select any new lead audit engagement partner from Ernst & Young, which Ernst & Young will rotate every five years. In addition, the Audit Committee will also consider as part of its oversight whether to rotate the Company’s independent registered public accounting firm. After consideration of the independence and performance of the Company’s independent registered public accounting firm, the Audit Committee believes that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. Consequently, the Audit Committee has appointed Ernst & Young as the Company’s independent registered public accounting firm for 2021.

The Audit Committee has reviewed and discussed with the Company’s management and with Ernst & Young (with and without management present) the audited consolidated and combined financial statements of the Company contained in the Company’s Annual Report on Form 10-K for year ended December 31, 2020. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Ernst & Young its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with maintaining Ernst & Young’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated and combined financial statements for the Company for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for its fiscal year 2020 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Andrew D. Miller (Chair)

Gloria R. Boyland

Karen C. Francis

28	2021 Proxy Statement

Compensation Discussion and Analysis

Executive Summary

On October 9, 2020, Vontier completed its separation from Fortive and launched as an independent, publicly-traded company. This Compensation Discussion and Analysis (“CD&A”) describes the executive compensation philosophy and pay programs provided to the Named Executive Officers (“NEOs”) in 2020. In order to provide a full view of NEO compensation, this CD&A and the related compensation tables include information regarding compensation paid to the NEOs and compensation decisions made by Fortive prior to the completion of the separation of Vontier. Following the separation from Fortive, the Vontier Compensation and Management Development Committee and the Vontier Board of Directors have been responsible for executive compensation for Vontier. Our NEOs for 2020 are listed below:

•	Mark D. Morelli, President and Chief Executive Officer

•	David H. Naemura, Senior Vice President, Chief Financial Officer and Treasurer

•	Kathryn K. Rowen, Senior Vice President and General Counsel

•	Andrew Nash, former Senior Vice President, Human Resources

•	Michael D. Beverly, former Senior Vice President and General Counsel

Mr. Nash was appointed as our Senior Vice President, Human Resources on January 2, 2020 and retired on March 26, 2021. Mr. Beverly was appointed as our Senior Vice President and General Counsel on October 1, 2019 and retired on December 31, 2020.

Compensation Philosophy

Our compensation philosophy following our separation from Fortive is aligned with building long-term stockholder value, with its executive compensation program designed to:

ATTRACT, RECRUIT & RETAIN	Recruit, retain and motivate highly-talented leaders with a passion for creativity, innovation, continuous improvement and customer experience
BE COMPETITIVE	Deliver a total pay opportunity that is competitive in the market
ALIGN WITH STOCKHOLDERS	Place a strong emphasis on long-term, equity-based compensation to align interests of its executive officers with those of its stockholders
PAY FOR PERFORMANCE	Ensure that a substantial portion of an executive’s total compensation is variable and dependent upon the attainment of specific and measurable business performance objectives.

2021 Proxy Statement	29

Compensation Discussion and Analysis

Elements of Executive Compensation

Consistent with our executive compensation philosophy, Vontier has adopted a compensation program that includes a mix of cash and equity-based compensation. While fixed compensation is important to provide a stable source of income, we believe that executive compensation should primarily be variable and at-risk, emphasizing long-term incentive compensation in the form of equity awards. The following table sets forth the principal elements of our compensation program:

Element	Form of Compensation	Primary Objectives	Compensation Philosophy

Base Salary	• Cash	• Help attract and retain top talent • Provide stable source of income • Recognize day-to-day role and scope of responsibility	• Attract, Recruit & Retain • Competitive

Annual Incentive Compensation	• Cash	• Reward annual performance on key operational and financial measures • Motivate and reward high individual performance	• Attract, Recruit & Retain • Competitive • Pay for Performance

Long-Term Incentive Compensation	• Stock Options • RSUs • PSUs

•  Drive sustainable performance that delivers long-term value to stockholders

•  Help retain executive talent through multi-year vesting schedules

•  Align the interest of the executive with those of the stockholders

• Attract, Recruit & Retain • Competitive • Alignment with Stockholders

Other Compensation	• Employee Benefit Plans • Severance Benefits	• Provide competitive compensation at an actual cost to Vontier lower than the perceived value to the executives	• Attract, Recruit & Retain • Competitive

Pay for Performance Approach

To reinforce the pay-for-performance element of our compensation philosophy, a significant portion of total compensation for our NEOs is incentive-based and aligns with our financial results and stock price. As contemplated by our compensation philosophy, this approach closely aligns our NEOs with company performance and the interests of our stockholders. For fiscal year 2020, approximately 78 percent of our CEO’s target compensation and 80 percent of the other NEOs’ target compensation, on average, was variable (and therefore at risk) based on the achievement of performance measures.

Say-on-Pay Vote

The Compensation and Management Development Committee and the management of Vontier will consider stockholder input, including the advisory “say-on-pay” vote, when evaluating our executive compensation programs and philosophy. As a new publicly-traded company, the first say-on-pay vote will be held at our annual meeting of stockholders in 2021.

30	2021 Proxy Statement

Compensation Discussion and Analysis

Our Compensation Governance Practices

What We Do

Core Executive Compensation Principles Designed to Promote Alignment with the Interest of Stockholders

Performance Measures Aligned with Business Objectives

Pay for Performance

Maintain Stock Ownership Requirements (Including a Multiple of Five Times Base Salary for the CEO)

Maintain a Compensation Recoupment Policy

Maintain Market Competitive Vesting Schedules for Equity Awards

Require Minimum Vesting Schedule under our Equity Plan

Monitor for Risk-Taking Incentives

Engage an Independent Compensation Consultant

Limit Perquisites

Introduced Performance-Based Equity Awards in 2020 and Continued to Include that as a Component of the 2021 Long-Term Incentive Award For Executive Officer

What We Don’t Do

No Excise Tax Gross-Ups

No “Single-Trigger” Change-of-Control Severance Benefits or Change-of-Control Equity Vesting

No Pledging of our Common Stock by Executive Officers

No Hedging Transactions by Executive Officers

No Evergreen Provision in Stock Incentive Plan

No Repricing of Stock Options

No Liberal Share Recycling under Stock Incentive Plan

No Liberal Definition of Change-of-Control

No Defined Benefit Plans for Executive Officers

Stock Ownership Requirements

To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each of our executive officers to obtain a substantial equity stake in our common stock within five years of their appointment to an executive position. The multiples of base salary that the guidelines require are as follows:

Executive Level	Stock Ownership Guidelines (As A Multiple of Salary)

Chief Executive Officer	5.0x base salary

All Other Executive Officers	3.0x base salary

Once an executive has acquired a number of shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the executive’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Under the policy, beneficial ownership includes shares in which the executive or his or her spouse or child has a direct or indirect interest, notional shares of our common stock in the EDIP plan, shares held in a 401(k) plan, and unvested RSUs and performance-based restricted stock units (“PSUs”) (based on target number of shares until vested and then based on the actual number of vested shares), but does not include shares subject to unexercised stock options. Each of our NEOs was in compliance with the stock ownership requirements as of December 31, 2020, having acquired the required number of shares or having more time to do so.

2021 Proxy Statement	31

Compensation Discussion and Analysis

Pledging Policy

Our Board has adopted a policy that prohibits any of our executive officers, including our NEOs, from pledging as security under any obligation any shares of our common stock that he or she directly or indirectly owns and controls.

Hedging Policy

We include within our Insider Trading Policy a prohibition applicable to all our employees, including our NEOs, and our directors against engaging at any time in:

•	short sales of our common stock; or

•	transactions in any derivatives of our securities, including, but not limited to, buying or selling puts, calls or other options (except for instruments granted under our equity compensation plan).

Recoupment Policy

To further discourage inappropriate or excessive risk-taking, the Compensation and Management Development Committee has adopted a recoupment policy applicable to our executives, including our NEOs, and certain other employees (the “covered persons”). Under the policy, in the event of a material restatement of our consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), our Board may, to the extent permitted by law and to the extent it determines that it is in the Company’s best interest to do so, in addition to all other remedies available to us require reimbursement or payment to us of:

•

the portion of any annual incentive compensation payment awarded to, or any equity grants with financial performance measures earned by, any covered person within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that our Board has the right to require reimbursement of the entire amount of any such annual incentive compensation payment or equity grant from any covered person whose fraud or other intentional misconduct in our Board’s judgment alone or with others caused such restatement); and

•

all gains from other equity awards realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement.

Our recoupment policy provides that it will be automatically amended to comply with applicable NYSE and SEC requirements.

In addition, under the terms of our 2020 Stock Incentive Plan, all outstanding unvested equity awards will be terminated immediately upon, and no employee can exercise any outstanding equity award after, such time he or she is terminated for gross misconduct. Under the terms of the Vontier Corporation Executive Deferred Incentive Plan (the “Vontier EDIP”), if the administrator determines that termination of an employee’s participation in the Vontier EDIP resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by us.

2020 Executive Compensation Decision Making

Because Vontier became an independent company only after our separation from Fortive in October 2020, many of the decisions impacting 2020 compensation were made by Fortive and the compensation committee of Fortive’s board of directors. Following the Separation, the Compensation and Management Development Committee made compensation decisions with respect to the NEOs for the remainder of fiscal year 2020.

32	2021 Proxy Statement

Compensation Discussion and Analysis

Responsibilities for ongoing executive compensation decisions are summarized in the table below:

Compensation and Management Development Committee

•  Review and approve goals and objectives with respect to the compensation of, and any employment agreement, severance agreement, change in control agreement, and other compensatory agreements or plans for, the CEO and the other executive officers

•  Annually evaluate the performance of the CEO and the other executive officers in light of these goals and objectives and such other factors as the Compensation and Management Development Committee deems appropriate

•  Determine and approve the compensation for the CEO and the other executive officers

Board of Directors and Management

•  The Compensation and Management Development Committee consults the Board of Directors, the CEO, and other members of management as the Compensation and Management Development Committee evaluates performance of, and establishes the compensation program and policies for, our executive officers

Independent Compensation Consultant to the Compensation and Management Development Committee

•  Provides independent advice, research and analysis on topics such as the compensation of our NEOs, executive compensation trends and companies that may be utilized for comparative purposes

•  Participate in meetings of the Compensation and Management Development Committee and communicates with the Chair of the Compensation and Management Development Committee between its meetings

Prior to our separation, Fortive used Pearl Meyer as its independent compensation consultant. Following our separation from Fortive, the Compensation and Management Development Committee engaged Pearl Meyer as its independent compensation consultant. Pearl Meyer reports directly to the Compensation and Management Development Committee, and the Compensation and Management Development Committee may replace the firm or hire additional consultants or advisors at any time. The Compensation and Management Development Committee and the Board of Directors of Vontier are ultimately responsible for making decisions regarding the compensation of our executive officers after considering input from its consultant. The Compensation and Management Development Committee has assessed the independence of Pearl Meyer based on New York Stock Exchange listing standards and applicable SEC regulations and concluded that Pearl Meyer’s work does not raise any conflict of interest.

Competitive Market Data

An important element of our overall compensation philosophy is to deliver a total pay opportunity that is competitive in the market. As a result, the Compensation and Management Development Committee will consider the executive compensation practices of companies in a peer group that was selected in consultation with Pearl Meyer, as one of several factors used in setting executive compensation. The Compensation and Management Development Committee does not target a specific percentile range within the peer group when determining the compensation of our NEOs. Instead, the Compensation and Management Development Committee uses the market data provided by the peer group as one reference point that is useful for determining the form and amount of compensation.

2021 Proxy Statement	33

Compensation Discussion and Analysis

The Compensation and Management Development Committee will review the peer group each year with the assistance of its independent compensation consultant. In deciding whether a company should be included in the peer group, the Compensation and Management Development Committee considered, among other factors, the business model, end market exposure, product type and revenue size of companies considered for the peer group.

In December 2020, the Compensation and Management Development Committee reviewed potential peer companies with an industrial and information technology focus. The Compensation and Management Development Committee, after consulting with Pearl Meyer, and management approved a peer group. Effective December 2020, the peer group, that will be used to develop Vontier’s compensation levels and programs for fiscal year 2021, consisted of the following companies:

Altra Industrial Motion Corp.	Dover Corporation	Lincoln Electric Holdings, Inc.
AMETEK, Inc.	FLIR Systems, Inc.	Rexnord Corporation
Carlisle Companies Incorporated	Franklin Electric Co., Inc.	Rockwell Automation
Colfax Corporation	IDEX Corporation	Snap-on Incorporated
Crane Co.	Ingersoll Rand Inc.	Trimble Inc.
Donaldson Company, Inc.	ITT Inc.

2020 Compensation Actions

Prior to our separation from Fortive, all compensation decisions, including those made with respect to 2020 pay levels for Vontier NEOs, were made by Fortive and its compensation committee. Vontier’s Compensation and Management Development Committee become responsible for compensation decisions following the separation in October 2020.

CEO Compensation

Mr. Morelli has served as our President and Chief Executive Officer since January 2020. Under the terms of the letter agreement that Mr. Morelli entered into with a subsidiary of Fortive prior to our separation (which is discussed in more detail under the heading Executive Officer Letter Agreements – Letter Agreement with Mr. Morelli), Mr. Morelli received an annual base salary of $1,000,000 in 2020, as well as an incentive target bonus of 150% of his annual base salary. Mr. Morelli also received a signing bonus of $3,000,000 under the terms of his letter agreement with Fortive.

In February 2020, Mr. Morelli received Fortive equity awards that were specified in his letter agreement. Mr. Morelli received a one-time sign-on equity award with a target grant date fair value of $6,000,000, with one-third delivered in stock options and two-thirds delivered in restricted stock units, each of which vest ratably over the first three anniversaries of the date of grant. He also received an additional special one-time equity award with a target grant date fair value of $2,000,000, which was split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant. Mr. Morelli received an annual equity award with a target grant date fair value of $4,000,000, which was split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant. The vesting of these awards is generally subject to Mr. Morelli’s continued employment on each vesting date. Mr. Morelli received these awards to replace a portion of his compensation that was forfeited from leaving his prior employer.

The Fortive equity awards that Mr. Morelli received converted into Vontier equity awards upon our separation in a manner designed to substantially preserve the value of the award at the time of the conversion.

Consistent with the terms of his letter agreement, Mr. Morelli also participated in Fortive’s deferred compensation program that allows for employee-elected deferrals as well as company contributions and in the employee benefit plans that are maintained for Fortive’s regular employees generally, and received an annual cash stipend of $10,000 for financial services and counseling and relocation benefits under Fortive’s relocation policy.

Base Salary

The base salaries for our NEOs reflect the scope of their responsibilities, performance, skills and experience, while considering the competitive market for comparable talent. The annual base salaries for Messrs. Naemura, Nash and Beverly and Ms. Rowen were

34	2021 Proxy Statement

Compensation Discussion and Analysis

specified in the letter agreements that they entered into prior to our separation from Fortive, which are described under the heading Executive Officer Letter Agreements. The annual base salaries for fiscal year 2020 for our NEOs were as follows:

NEO	Annual Base Salary

Mark D. Morelli	$1,000,000

David H. Naemura	$ 630,000

Kathryn K. Rowen	$ 450,000

Andrew Nash	$ 450,000

Michael D. Beverly	$ 450,000

Voluntary Salary Reduction

As part of the cost reduction efforts implemented in response to the COVID-19 pandemic, the executive officers of Vontier reduced their respective base salaries on a voluntary and temporary basis, with the reduction for Mr. Morelli implemented at 30% on a prorated basis and at 15% on a prorated basis for all other executive officers. The temporary reduction was terminated at the time of the separation.

Annual Incentive Compensation

In order to align our executive compensation program with our business strategy, reward annual performance by our executive officers based on the achievement of key operational and financial measures, and motivate and reward high individual performance, we adopted the Vontier Corporation 2020 Incentive Compensation Plan, pursuant to which we will provide annual cash bonuses to participants based on the achievement of annual performance measures relating to our business and the participant’s personal performance.

During fiscal year 2020, our NEOs received annual incentive compensation under the terms of the letter agreements that they entered into prior to the separation. The target annual incentive bonuses were as follows:

NEO	Target Annual Incentive Compensation

Mark D. Morelli	150%

David H. Naemura	125%

Kathryn K. Rowen	60%

Andrew Nash	60%

Michael D. Beverly	60%

Determination of the Actual 2020 Annual Incentive Award Payout

We provide annual incentives to our NEOs under our Incentive Compensation Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan provides cash bonuses to participants based on the achievement of annual performance metrics

2021 Proxy Statement	35

Compensation Discussion and Analysis

relating to our business and the participant’s personal performance. In 2020, the target bonus for each NEO was equal to their annual base salary as of December 31, 2020 prorated for the participant’s time with Vontier multiplied by the relevant target award percentage(s) applicable during the year. The 2020 actual bonus was equal to target bonus percentage(s) multiplied by a Company Financial Factor (“CFF”) as well as a Personal Performance Factor (“PPF”), described in more detail below.

The 2020 CFF for the NEOs was based on combined performance of Vontier’s operating companies against (i) core sales growth, defined as sales growth excluding the impact of revenue translation and the effect of acquisitions or divestitures completed in the last twelve months, (ii) adjusted operating profit, calculated as operating profit plus pretax amortization of acquisition-related intangible assets, separation costs, costs related to significant legal matters, and certain restructuring costs and (iii) working capital turnover, defined as the weighted average monthly working capital turnover, which is calculated by dividing annualized sales by the total of certain current assets, less certain current liabilities. Core sales growth is a critical measure of the business’s ability to increase customer demand for services and products over time, while adjusted operating profit is a key contributor to stockholder returns and important barometer of the overall health of the business. Equally, working capital turnover is an important indicator of how efficiently we are deploying our working capital and converting revenues into cash. In 2020, the weighted average achievement of the individual operating companies gave rise to a CFF for these executives of 97% of target.

We do not disclose the specific targets for our operating companies’ performance metrics as they are highly confidential and would provide competitors and third parties with insight into the Company’s internal planning processes that may allow them to predict certain of our operating companies’ financial and/or operational strategies, which could cause us competitive harm. The performance metrics of core sales growth, adjusted operating profit, and working capital turnover were based on a range of factors, including growth outlooks for our respective product portfolios, the competitive environment, our internal budgets, external market economic conditions and market expectations. For example, growth rates implicit in targets for any one operating company may be above or below the growth rates targeted for the entire Company, due to faster or slower growth in relevant markets or smaller or larger market shares. These considerations result in operating company targets that are intended to coincide with Company-wide targets in their level of difficulty to achieve and probability for success. The performance targets are set at levels that we believe are challenging and which generally constitute an improvement over the prior comparable period, in line with our culture of continuous improvement.

Personal Performance Factor & Individual Payouts

Following the end of 2020, the Compensation and Management Development Committee used its judgment and determined for each executive a PPF between 0% and 150%. Without assigning any particular weight to any individual factor, the Compensation and Management Development Committee took into account financial performance, the executive’s execution against operational and personal goals for the year and overall leadership effectiveness. Our Compensation and Management Development Committee has discretion in determining the PPF of each executive officer, which is an important risk-mitigating element to our compensation program.

	Annual Base Salary	Annual Incentive Compensation (%)	Target Annual Incentive Compensation ($)	Target Annual Incentive Compensation Multiplied by CFF	Cash Bonus Opportunity	Total Incentive Compensation Payout

Mark D. Morelli	$1,000,000	150%	$1,500,000	$1,455,000	$750,000	$2,205,000

David H. Naemura(1)	$630,000	125%	$ 721,875	$ 695,126	$393,750	$1,088,876

Kathryn K. Rowen(2)	$450,000	60%	$ 210,000	$ 215,700	$135,000	$ 350,700

Andrew Nash	$450,000	60%	$ 270,000	$ 261,900	$135,000	$ 396,900

(1)	Mr. Naemura’s Target Annual Incentive Compensation was adjusted for his February 2020 start date.

(2)	Ms. Rowen’s Target Annual Incentive Compensation was allocated 60% to Fortive and 40% to Vontier.

Long-Term Incentive Compensation

Our long-term incentive compensation program is designed to drive sustainable performance that delivers long-term value to stockholders, help retain executive talent through multi-year vesting schedules and align the interest of the NEOs with those of Vontier’s stockholders. We grant stock options, RSUs and PSUs as long-term incentive compensation.

36	2021 Proxy Statement

Compensation Discussion and Analysis

During fiscal year 2020, rather than receive equity awards under the long-term incentive compensation program, our CEO and CFO received equity awards under the terms of the letter agreements that they entered into prior to the separation, which are described under the heading Executive Officer Letter Agreements and a special one-time incentive for the separation, which is described under the heading One-Time Post-Separation Compensation.

Impact of the Separation on Outstanding Equity Awards

Fortive equity awards that were outstanding at the time of our separation were adjusted with the intent to maintain the economic value of those awards before and after the distribution date. The terms of the equity awards, such as the vesting date, generally continued unchanged. For Vontier employees at the time of distribution, the awards were converted into Vontier equity awards and denominated in shares of Vontier common stock. In this regard, Fortive stock options were converted into options of comparable value to purchase our common stock, and Fortive RSUs were converted into RSUs of comparable value relating to our common stock.

One-Time Post-Separation Compensation

In December 2020, the Compensation and Management Development Committee approved a special one-time incentive for the current executive officers in connection with their exceptional efforts and contributions in the execution of the separation. The incentive consists of a discretionary cash bonus, which reflects only a bonus opportunity with the actual bonus amount for fiscal year 2020 to be determined upon application of the annual incentive plan performance factors, and a long-term equity award split between RSUs and PSUs.

Executive Officer	Cash Bonus Opportunity	Long-Term Equity Award

Mark D. Morelli	$750,000	$1,250,000

David H. Naemura	$393,750	$ 582,750

Kathryn K. Rowen	$135,000	$ 382,500

Andrew Nash	$135,000	$ 346,500

Equity awards for NEOs other than Mr. Morelli are divided equally between RSUs and PSUs for which performance is measured based on our total shareholder returns relative to our peer group over the performance period. Mr. Morelli’s equity awards are divided between 35% RSUs and 65% PSUs with the same performance measurement as the other NEOs. The RSUs vest in three equal annual installments on the first three anniversaries of the grant date and the PSUs cliff vest at the end of the performance period, which is December 31, 2023.

Executive Officer Letter Agreements

Letter Agreement with Mr. Morelli

GTHM Employment Services, LLC (“GTHM”), a subsidiary of Fortive that became part of Vontier in connection with the distribution, entered into a letter agreement with Mr. Morelli on December 6, 2019 providing that upon the completion of the distribution, Mr. Morelli would serve as our President and Chief Executive Officer. Prior thereto, Mr. Morelli provided services to us in furtherance of the completion of the distribution and reported to the President and Chief Executive Officer of Fortive. Pursuant to the letter agreement, Mr. Morelli’s employment is on an at-will basis and he is entitled to an annual base salary of $1,000,000 and an annual incentive target bonus of 150% of his annual base salary. In addition, Mr. Morelli received a signing cash bonus of $3,000,000.

Pursuant to the letter agreement, Mr. Morelli received the following Fortive equity awards in February 2020: (i) a one-time sign-on equity award with a target grant date fair value of $6,000,000, with one-third delivered in stock options and two-thirds delivered in restricted stock units, each of which vest ratably over the first three anniversaries of the date of grant, (ii) an additional special one-time equity award with a target grant date fair value of $2,000,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant, and (iii) an annual equity award with a target grant date fair value of $4,000,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant. In each case, vesting is generally subject to Mr. Morelli’s continued employment on each vesting date.

Such Fortive equity awards converted into Vontier equity awards in a manner designed to substantially preserve the value of the award at the time of the conversion. See the discussion under the heading Impact of the Separation on Outstanding Equity Awards.

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Compensation Discussion and Analysis

Prior to the separation, Mr. Morelli participated in Fortive’s deferred compensation program and in the employee benefit plans maintained for Fortive’s regular employees generally, and received an annual cash stipend of $10,000 for financial services and counseling and relocation benefits under Fortive’s relocation policy. Vontier has adopted its own deferred compensation program in which Mr. Morelli is eligible to participate, as more fully described below.

In addition, Mr. Morelli is eligible to participate in Vontier’s Severance and Change-in-Control Plan for Officers, and prior to the separation, was entitled to the same level of benefits provided to the President and CEO of Fortive under Fortive’s Severance and Change-in-Control Plan for Officers, in each case as more fully described below.

Letter Agreement with Mr. Naemura

GTHM entered into a letter agreement with Mr. Naemura on December 5, 2019 providing that, upon the completion of the distribution, Mr. Naemura would serve as our Chief Financial Officer. Prior to the separation, Mr. Naemura provided services to us in furtherance of the completion of the separation and distribution and reported to Mr. Morelli. Pursuant to the letter agreement, Mr. Naemura’s employment is on an at-will basis and he is entitled to an annual base salary of $630,000 and an annual incentive target bonus of 125% of his annual base salary. In addition, Mr. Naemura received a signing cash bonus of $1,100,000.

Pursuant to the letter agreement, Mr. Naemura received the following Fortive equity awards in February 2020: (i) a one-time sign-on equity award with a target grant date fair value of $5,000,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first three anniversaries of the date of grant, (ii) an additional special one-time equity award with a target grant date fair value of $1,000,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant, and (iii) an annual equity award with a target grant date fair value of $1,750,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant. In each case, vesting is generally subject to Mr. Naemura’s continued employment on each vesting date.

Such Fortive equity awards converted into Vontier equity awards in a manner designed to substantially preserve the value of the award at the time of the conversion. See the discussion under the heading Impact of the Separation on Outstanding Equity Awards.

Mr. Naemura participated in Fortive’s deferred compensation program and in the employee benefit plans maintained for Fortive’s regular employees generally, and received an annual cash stipend of $10,000 for financial services and counseling and relocation benefits under Fortive’s relocation policy. Vontier has adopted its own deferred compensation program in which Mr. Naemura is eligible to participate, as more fully described below.

Letter Agreement with Mr. Beverly

GTHM entered into a letter agreement with Mr. Beverly on September 16, 2019 providing that effective as of October 1, 2019, Mr. Beverly would serve as our Senior Vice President and General Counsel until his retirement on September 1, 2020. Pursuant to the letter agreement, Mr. Beverly’s employment was on an at-will basis and he was entitled to an annual base salary of $450,000 and an annual incentive target bonus of 60% of his annual base salary.

Pursuant to the letter agreement, Mr. Beverly received the following Fortive equity awards in February 2020: (i) a one-time sign-on equity award with a target grant date fair value of $400,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant and (ii) an annual equity award with a target grant date fair value of $600,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant. In each case, vesting is generally subject to Mr. Beverly’s continued employment on each vesting date.

Prior to his retirement, Mr. Beverly participated in Fortive’s deferred compensation program and in the employee benefit plans maintained for Fortive’s regular employees generally.

Letter Agreement with Ms. Rowen

Vontier Employment Services LLC entered into a letter agreement with Ms. Rowen on June 15, 2020 providing that, effective as of September 1, 2020, Ms. Rowen would serve as our Senior Vice President and General Counsel. Pursuant to the letter agreement, Ms. Rowen’s employment is on an at-will basis and she is entitled to an annual base salary of $450,000 and an annual incentive target bonus of 60% of her annual base salary.

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Compensation Discussion and Analysis

Pursuant to the letter agreement, Ms. Rowen received a one-time sign-on equity award with a target grant date fair value of $400,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant. Ms. Rowen will receive an annual equity award with a 2021 target grant date fair value of $600,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant. In each case, vesting is generally subject to Ms. Rowen’s continued employment on each vesting date.

Such Fortive equity awards converted into Vontier equity awards in a manner designed to substantially preserve the value of the award at the time of the conversion. See the discussion under the heading Impact of the Separation on Outstanding Equity Awards.

Ms. Rowen participated in Fortive’s deferred compensation program and in the employee benefit plans maintained for Fortive’s regular employees generally, and received an annual cash stipend of $10,000 for financial services and counseling and relocation benefits under Fortive’s relocation policy. Vontier has adopted its own deferred compensation program in which Ms. Rowen is eligible to participate, as more fully described below.

Letter Agreement with Mr. Nash

GTHM entered into a letter agreement with Mr. Nash on December 13, 2019 providing that, effective as of January 2, 2020, Mr. Nash would serve as our Senior Vice President, Human Resources. Pursuant to the letter agreement, Mr. Nash’s employment is on an at-will basis and he is entitled to an annual base salary of $450,000 and an annual incentive target bonus of 60% of his annual base salary.

Pursuant to the letter agreement, Mr. Nash received the following Fortive equity awards in February 2020: (i) a one-time sign-on equity award with a target grant date fair value of $400,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant and (ii) an annual equity award with a target grant date fair value of $450,000, split evenly between stock options and restricted stock units, each of which vest ratably over the first five anniversaries of the date of grant. In each case, vesting is generally subject to Mr. Nash’s continued employment on each vesting date.

Fortive equity awards converted into Vontier equity awards in a manner designed to substantially preserve the value of the award at the time of the conversion. See the discussion under the heading Impact of the Separation on Outstanding Equity Awards.

Mr. Nash participated in Fortive’s deferred compensation program and in the employee benefit plans maintained for Fortive’s regular employees generally, and received an annual cash stipend of $10,000 for financial services and counseling and relocation benefits under Fortive’s relocation policy. Vontier has adopted its own deferred compensation program in which Mr. Nash is eligible to participate, as more fully described below.

Other Compensation

Severance Benefits

Fortive Severance and Change-in-Control Plan for Officers

Prior to the distribution, Mr. Morelli was entitled to receive the same level of benefits provided to Fortive’s President and CEO under Fortive’s Severance and Change-in-Control Plan for Officers, which we refer to as the Fortive Severance Plan. The Fortive Severance Plan provides for severance benefits upon (i) a termination without cause (as defined in the Fortive Severance Plan) not preceded by a change-in-control of Fortive and (ii) a termination without cause, or good reason resignation (as defined in the Fortive Severance Plan), within 24 months following a qualified change-in-control of Fortive. The level of benefits provided under the Fortive Severance Plan depends on the participant’s job title. Mr. Morelli no longer participates in the Fortive Severance Plan.

Fortive Senior Leaders Severance Pay Plan

Prior to the separation, our NEOs, other than Mr. Morelli, participated in Fortive’s Senior Leaders Severance Pay Plan, which we refer to as the Fortive Severance Pay Plan. Under the Fortive Severance Pay Plan, if an eligible participant is terminated due to (i) a reduction in the employer’s workforce or a plant closing, (ii) the elimination of his or her job or position, (iii) a termination of

2021 Proxy Statement	39

Compensation Discussion and Analysis

employment in connection with a sale or divestiture of the employer or any division, business unit, plan or office location of the employer or (iv) a determination in the employer’s sole judgment that he or she is unsuited for his or her position, and/or his or her performance, though well-intentioned, does not meet the employer’s standards, all of which we refer to collectively as a “termination without cause,” then, subject to his or her execution of Fortive’s standard form of release, he or she is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months may not exceed twelve months in the aggregate), which severance amount shall be paid out over the applicable severance period. In addition, the eligible participant will have the opportunity to continue coverage under specified welfare benefit plans of Fortive for the duration of the severance period at the same cost as an active employee in a position similar to that held by the eligible participant at the time of termination. The NEOs no longer participate in the Fortive Severance Plan.

Vontier Corporation Severance and Change-In-Control Plan

The Vontier Corporation Severance and Change-In-Control Plan for Officers, which we refer to as Severance and Change-In-Control Plan, became effective as of immediately prior to the distribution on October 9, 2020. The Severance and Change-In-Control Plan generally provides for severance benefits upon (i) a termination without cause (as defined in the Severance and Change-in-Control Plan) prior to or more than 24 months after a change-in-control of Vontier and (ii) a termination without cause, or good reason resignation (as defined in the Severance and Change-in-Control Plan), within 24 months following a change-in-control of Vontier. Upon a termination without cause not in connection with a change-in-control, subject to the execution and nonrevocation of a release agreement, the executive will receive a severance benefit equal to one times base salary (two times for the chief executive officer), a pro-rata annual cash bonus based on actual performance, pro-rata vesting of equity awards granted at least six months prior to the date of termination (with performance awards paid based on actual performance) and 12 months of continued health benefits (24 months for the chief executive officer). Upon a termination without cause or good reason resignation within 24 months following a change-in-control, the executive would receive the benefits described above, except that the severance benefit would be equal to one times the sum of base salary plus the target annual incentive bonus opportunity (two times for the chief executive officer), the pro-rata annual cash bonus would be paid based on target performance, and any equity awards would vest in full without pro-ration (with performance awards paid at target level).

Other Benefits

Our NEOs are eligible to participate in broad-based employee benefit plans which are generally available to all of our U.S. salaried employees and do not discriminate in favor of our NEOs. In addition, each of our NEOs is eligible to participate in the Vontier EDIP from and after the separation date. The Vontier EDIP is a non-qualified, unfunded deferred compensation program that is available to selected members of our management. We use the Vontier EDIP to tax-effectively contribute amounts to our executives’ retirement accounts and give our executives an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals. Participants in the Vontier EDIP will not fully vest in such amounts until they have participated in the program for 15 years or have reached age 55 with at least five years of service (including, for executives who were employed by Fortive prior to the distribution, years of service with Fortive prior to the distribution).

Prior to the separation, our NEOs were eligible to participate in the Fortive Executive Deferred Incentive Plan (the “Fortive EDIP”) which provides elective deferral, matching contribution and investment opportunities that are substantially similar to those provide under the Vontier EDIP as described above.

Equity Granting Process

Grants of stock options, RSUs and other equity awards to our executive officers are approved by the Compensation and Management Development Committee at regularly scheduled meetings, or sometimes by unanimous written consent. We have no practice of timing grants of stock option, RSUs and other equity awards to coordinate with the release of material non-public information, nor have we timed the release of material non-public information for the purpose of affecting the value of any compensation of our executive officers.

Compensation Tables

The following tables present information concerning the compensation paid to our NEOs. These compensation tables include information regarding compensation paid to the NEOs and compensation decisions made by Fortive prior to the completion of the separation of Vontier.

40	2021 Proxy Statement

Compensation Discussion and Analysis

Summary Compensation Table

The following table sets forth information concerning all compensation paid to or earned by our NEOs during 2020, and, with respect to Mr. Beverly, during 2019 and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)

Mark D. Morelli, President and Chief Executive Officer	2020	850,000	3,000,000	8,342,451	4,683,062	2,205,000	522,783	19,603,296

David H. Naemura, Senior Vice President, Chief Financial Officer and Treasurer	2020	539,135	1,100,000	4,489,716	3,629,701	1,088,876	217,781	11,065,209

Kathryn K. Rowen, Senior Vice President and General Counsel	2020	394,759	—	814,982	407,899	350,700	68,196	2,036,536

Andrew Nash, Senior Vice President, Human Resources	2020	443,182	—	795,922	398,239	396,900	136,256	2,170,499

Michael D. Beverly, Senior Vice President and General Counsel	2020	437,027	—	499,270	468,468	261,905	110,641	1,777,311
	2019	407,464	20,000	104,675	72,716	216,296	45,837	866,988

(1)

Includes base salary and non-equity incentive plan compensation amounts deferred into the Vontier EDIP with respect to 2020. See the “Nonqualified Deferred Compensation for Fiscal 2020” table below for more information regarding amounts that Mr. Morelli, Mr. Naemura and Mr. Beverly elected to defer with respect to 2020.

(2)	Represents a one-time discretionary bonus of $20,000 paid to Mr. Beverly in 2019 in connection with his contributions to certain acquisitions.

(3)

The amounts reflected in these columns represent the aggregate grant date fair value of all equity awards that we granted to our NEOs, computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). For all NEOs, the amount in the “Stock Awards” column for 2020 equals the aggregate grant date fair value of all PSUs and RSUs that we granted during 2020. The grant date fair value of the PSU awards reflected in the Stock Awards column and the table is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under ASC 718. The target aggregate value of all of each NEO’s PSUs at the grant date assuming that we attain target performance is as follows: Mr. Morelli — $917,220; Mr. Naemura — $328,959; Ms. Rowen — $215,903; and Mr. Nash — $195,662. With respect to RSUs, we calculated the grant date fair value under ASC 718 based on the base number of shares of common stock underlying the RSU times the closing price of the common stock on the date of grant. The aggregate value of the RSUs granted in 2020 was as follows: Mr. Morelli — $7,425,231; Mr. Naemura — $4,160,757; Ms. Rowen — $599,079; Mr. Nash — $600,260 and Mr. Beverly — $499,270. With respect to stock options, we have calculated the grant date fair value under FASB ASC Topic 718 using the Black-Scholes option pricing model. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 18 to the Consolidated and Combined Financial Statements for fiscal year 2020. The amounts reflected for Messrs. Morelli and Naemura in 2020 include special new hire equity awards granted in February 2020.

(4)	The amounts set forth in this column for 2020 include the following benefits:

Name	2020 Company 401(K) Contributions	2020 Company EDIP Contributions	Reimbursement of Legal Fees	Tax/ Financial Planning	Vacation Payout	Relocation Expense	Total All Other Compensation

Mark D. Morelli	$11,400	$138,000	$84,231	$10,000	—	$279,152	$522,783

David H. Naemura	$10,755	$59,760	—	$10,000	—	$137,266	$217,781

Kathryn K. Rowen	$20,042	$27,520	—	$10,000	—	$10,634	$68,196

Andrew Nash	$20,042	$44,820	—	$10,000	—	$61,394	$136,256

Michael D. Beverly	$18,396	$43,201	—	—	$34,687	$14,357	$110,641

2021 Proxy Statement	41

Compensation Discussion and Analysis

Grants of Plan-Based Awards for Fiscal 2020

The following table sets forth certain information regarding grants of plan-based awards in the form of stock options and RSUs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)

Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)

Mark D. Morelli	—	Annual Cash Incentive	$1,035,000	$1,500,000	$3,000,000	—	—	—	—	—	—	—
	2/20/2020	Stock Option	—	—	—	—	—	—	—	480,314	$31.46	$4,683,062
	2/20/2020	RSU	—	—	—	—	—	—	221,908	—	—	$6,981,226
	12/15/2020	RSU	—	—	—	—	—	—	13,545	—	—	$444,005
	12/15/2020	PSU	—	—	—	—	25,150	50,300	—	—	—	$917,221

David H. Naemura	—	Annual Cash Incentive	$498,094	$721,875	$1,443,750	—	—	—	—	—	—	—
	2/20/2020	Stock Option	—	—	—	—	—	—	—	372,277	$31.46	$3,629,701
	2/20/2020	RSU	—	—	—	—	—	—	122,857	—	—	$3,865,081
	12/15/2020	RSU	—	—	—	—	—	—	9,020	—	—	$295,676
	12/15/2020	PSU	—	—	—	—	9,020	18,040		—	—	$328,959

Kathryn K. Rowen	—	Annual Cash Incentive	$144,900	$210,000	$420,000	—	—	—	—	—	—	—
	2/20/2020	Stock Option	—	—	—	—	—	—	—	19,238	$31.46	$187,571
	8/15/2020	Stock Option	—	—	—	—	—	—	—	20,630	$30.14	$220,328
	2/20/2020	RSU	—	—	—	—	—	—	6,348	—	—	$199,708
	8/15/2020	RSU	—	—	—	—	—	—	6,812	—	—	$205,314
	12/15/2020	RSU	—	—	—	—	—	—	5,920	—	—	$194,058
	12/15/2020	PSU	—	—	—	—	5,920	11,840	—	—	—	$215,902

Andrew Nash	—	Annual Cash Incentive	$186,300	$270,000	$540,000	—	—	—	—	—	—	—
	2/20/2020	Stock Option	—	—	—	—	—	—	—	40,845	$31.46	$398,239
	2/20/2020	RSU							13,490	—	—	$424,395
	12/15/2020	RSU	—	—	—	—	—	—	5,365	—	—	$175,865
	12/15/2020	PSU	—	—	—	—	5,365	10,730		—	—	$195,662

Michael D. Beverly	—	Annual Cash Incentive	$186,300	$270,000	$540,000	—	—	—	—	—	—	—
	2/20/2020	Stock Option	—	—	—	—	—	—	—	48,048	$31.46	$468,468
	2/20/2020	RSU	—	—	—	—	—	—	15,870	—	—	$499,270

(1)

These columns relate to 2020 cash award opportunities under our Incentive Compensation Plan, which were described in more detail above under “— Annual Incentive Awards.” The amount that each NEO earned under these awards based on actual performance for fiscal year 2020 appears in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These columns relate to performance stock unit awards that we granted under our 2020 Stock Incentive Plan. We discuss the performance and vesting conditions and other key terms of these awards in more detail above under “—Long-Term Incentive Compensation.”

(3)	We made all Stock Awards and Option Awards under our 2020 Stock Incentive Plan. We discuss the key terms of these awards in more detail above under “—Long-Term Incentive Compensation."

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Compensation Discussion and Analysis

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards in the form of stock options and RSUs held by the NEOs as of December 31, 2020.

		Option Awards				Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

Mark D. Morelli	2/20/2020	—	480,314	31.46	2/20/2030	—		—	—		—
						235,453	(2)	$7,864,130	25,150	(3)	$840,010

David H. Naemura	2/20/2020	—	372,277	31.46	2/20/2030	—		—	—		—
						131,877	(4)	$4,404,692	9,020	(3)	$301,268

Kathryn K. Rowen	2/23/2017	13,086	—	23.46	2/23/2027
	2/23/2017	4,905	3,274	23.46	2/23/2027
	2/22/2018	2,988	4,482	31.41	2/22/2028
	2/25/2019	1,435	5,742	33.43	2/25/2029
	2/20/2020	—	9,619	31.46	2/20/2030	—		—	—		—
	2/20/2020	—	9,619	31.46	2/20/2030
	8/15/2020	—	20,630	30.14	8/15/2030	—		—	—		—
						23,540	(5)	$786,236	5,920	(3)	$197,728

Andrew Nash	2/23/2012	2,876	—	10.70	2/23/2022
	2/21/2013	12,410	—	12.19	2/21/2023
	2/24/2014	10,056	—	15.31	2/24/2024
	2/24/2015	10,657	—	17.40	2/24/2025
	2/24/2016	10,644	2,667	17.43	2/24/2026
	2/24/2016	10,644	2,667	17.43	2/24/2026
	2/24/2016	10,644	2,667	17.43	2/24/2026
	2/23/2017	5,886	3,928	23.46	2/23/2027
	2/22/2018	3,974	5,962	31.41	2/22/2028
	2/25/2019	1,914	7,656	33.43	2/25/2029
	2/20/2020	—	21,631	31.46	2/20/2030
	2/20/2020	—	19,214	31.46	2/20/2030	—		—	—		—
						25,530	(6)	$852,702	5,365	(3)	$179,191
Michael D. Beverly	2/24/2016	—	2,397	17.43	2/24/2026
	2/23/2017	—	5,234	23.46	2/23/2027
	2/22/2018	—	5,962	31.41	2/22/2028
	2/25/2019	1,914	7,656	33.43	2/25/2029
	2/20/2020	—	28,834	31.46	2/20/2030
	2/20/2020	—	19,214	31.46	2/20/2030	22,892	(7)	$764,593	—		—

(1)

We calculated market value based on the closing price of our common stock on December 31, 2020, the last trading day of the year, as reported on the NYSE ($33.40 per share), times the number of unvested shares.

(2)	Includes 221,908 RSUs granted on 2/20/2020 and 13,545 RSUs granted on 12/15/2020.

2021 Proxy Statement	43

Compensation Discussion and Analysis

(3)	Includes, for the applicable NEO, the following PSU grants:

Name	Target PSUs Granted 12/15/2020 (“2020 PSUs”)

Mark D. Morelli	25,150

David H. Naemura	9,020

Kathryn K. Rowen	5,920

Andrew Nash	5,365

The number of shares of common stock that vest pursuant to the PSU awards is based on total shareholder return (“TSR”) ranking relative to the Compensation Peer Group over a three-year performance period. Payout at 100% of the target level requires achievement at the 50th percentile of the Compensation Peer Group. The PSUs pay out at 200% for performance that leads the performance of our Peer Group, 50% for performance at the 25th percentile and zero percent for performance below the 25th percentile. The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation.

(4)	Includes 122,857 RSUs granted on 2/20/2020 and 9,020 RSUs granted on 12/15/2020;

(5)

Includes 1,085 RSUs granted on 2/23/2017, 1,480 RSUs granted on 2/22/2018, 1,895 RSUs granted on 2/25/2019, 6,348 RSUs granted on 2/20/2020, 6,812 RSUs granted on 8/15/2020, and 5,920 RSUs granted on 12/15/2020;

(6)

Includes 875 RSUs granted on 2/24/2016, 1,299 RSUs granted on 2/23/2017, 1,971 RSUs granted on 2/22/2018, 2,530 RSUs granted on 2/25/2019, 13,490 RSUs granted on 2/20/2020, and 5,365 RSUs granted on 12/15/2020;

(7)	Includes 792 RSUs granted on 2/24/2016, 1,729 RSUs granted on 2/23/2017, 1,971 RSUs granted on 2/22/2018, 2,530 RSUs granted on 2/25/2019, and 15,870 RSUs granted on 2/20/2020.

Option Exercises and Stock Vested During Fiscal 2020

The following table summarizes stock option exercises and the vesting of RSUs in 2020.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Mark D. Morelli	—	—	—	—

David H. Naemura	—	—	—	—

Kathryn K. Rowen	—	—	1,452	$ 90,506

Andrew Nash	9,047	$400,170	1,733	$105,628

Michael D. Beverly	8,778	$ 98,409	1,740	$106,495

(1)

We calculated the amounts shown in this column by multiplying the number of shares acquired times the difference between the exercise price and the market price of the underlying shares as reported on the NYSE at the time of exercise.

(2)

We calculated the amounts shown in this column by multiplying the number of shares acquired times the closing price of the shares as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Pension Benefits for Fiscal 2020

None of our NEOs participated in a defined benefit pension plan during 2020.

44	2021 Proxy Statement

Compensation Discussion and Analysis

Nonqualified Deferred Compensation for Fiscal 2020

The table below sets forth information regarding participation in the Fortive EDIP and the Vontier EDIP with respect to 2020.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contribution in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)

Mark D. Morelli	$ 41,923	$138,000	$15,064	$194,987

David H. Naemura	$ 33,632	$ 59,760	$13,802	$107,194

Kathryn K. Rowen	—	$ 27,520	$ 2,075	$ 48,181

Andrew Nash	—	$ 44,820	$43,053	$719,000

Michael D. Beverly	$239,775	$ 43,201	$19,104	$418,058

(1)	This column reflects the amount of base salary and non-equity incentive plan compensation that each NEO deferred in 2020 under our EDIP, as follows:

Name	Salary	Non-Equity Incentive Plan Compensation

Mark D. Morelli	$41,923	—

David H. Naemura	$33,632	—

Kathryn K. Rowen	—	—

Andrew Nash	—	—

Michael D. Beverly	$131,627	$108,148

(2)	We included the amounts set forth in this column as 2020 compensation under the “All Other Compensation” column in the Summary Compensation Table.

(3)

The amounts set forth in this column represent earnings that are neither above market nor preferential, and accordingly, we do not include these amounts as compensation in the Summary Compensation Table.

The table below indicates for each NEO how much of the EDIP balance set forth in this column that we have reported as compensation in the Summary Compensation Table for previous years.

Name	Amount Included in “Aggregate Balance at Last FYE” Column that has been Reported as Compensation in the Summary Compensation Table for Previous Years ($)

Mark D. Morelli	—

David H. Naemura	—

Kathryn K. Rowen	—

Andrew Nash	—

Michael D. Beverly	$115,978

Potential Payments Upon Termination as of 2020 Fiscal Year-End

For illustrative purposes, the following table describes the payments and benefits that our NEOs would have been entitled to receive upon a qualifying termination of employment. The amounts set forth below assume that the triggering event occurred on December 31, 2020. Where benefits are based on the market value of our common stock, we have used the closing price of our common stock as reported on the NYSE on December 31, 2020, the last trading day of the year ($33.40 per share). In addition to the amounts set forth below, upon any termination of employment, our NEOs would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, life insurance proceeds (solely for any termination caused by death), unused vacation and 401(k) plan distributions, (2) receive accrued, vested balances under the applicable EDIP (except that under the applicable EDIP, if an employee’s employment terminates as a result of gross misconduct, the applicable EDIP administrator may determine that the employee’s vesting percentage with respect to all employer contributions is zero), and (3) exercise vested stock options (except that, under the terms of Vontier’s 2020 Stock

2021 Proxy Statement	45

Compensation Discussion and Analysis

Incentive Plan, all outstanding equity awards are terminated upon, and no employee can exercise any outstanding equity award after, termination for gross misconduct). Retirement is defined generally as either a voluntary resignation after age 65 or an approved early retirement.

		Termination/Change of Control (“CIC”) Event

Named Executive Officer	Benefits	Termination Without Cause(1)	Retirement	Death	Termination Due to CIC

Mark D. Morelli	Severance Payment	$2,000,000	—	—	$5,000,000
	Target Annual Incentive Award(4)	$1,500,000	—	$1,500,000	$1,500,000
	Benefits continuation	$46,624	—	—	$46,624
	Value of unvested stock options that would be accelerated(2)	$402,581	—	$931,809	$931,809
	Value of unvested RSUs that would be accelerated(2)	$3,365,918	—	$4,315,414	$7,864,130
	Value of unvested PSUs that would be accelerated(2)	—	—	$280,003	$840,010
	Outplacement Services	$10,500	—	—	$10,500
	Value of unvested EDIP that would be accelerated(3)	—	—	$138,000	—
	Total:	$7,325,623	$—	$7,165,226	$16,193,073

David H. Naemura	Severance Payment	$630,000	—	—	$1,417,500
	Target Annual Incentive Award(4)	$787,500	—	$787,500	$787,500
	Benefits coverage	$23,285	—	—	$23,285
	Value of unvested stock options that would be accelerated(2)	$334,817	—	$722,217	$722,217
	Value of unvested RSUs that would be accelerated(2)	$1,902,531	—	$2,466,957	$4,404,692
	Value of unvested PSUs that would be accelerated(2)	—	—	100,423	$301,268
	Outplacement Services	$10,500	—	—	$10,500
	Value of unvested EDIP that would be accelerated(3)	—	—	$59,760	—
	Total:	$3,688,633	$—	$4,136,857	$7,666,962

Kathryn K. Rowen	Severance Payment	$450,000	—	—	$720,000
	Target Annual Incentive Award(4)	$270,000	—	$270,000	$270,000
	Benefits coverage	$15,219	—	—	$15,219
	Value of unvested stock options that would be accelerated(2)	$48,884	—	$146,038	$146,038
	Value of unvested RSUs that would be accelerated(2)	$186,105	—	$433,799	$786,236
	Value of unvested PSUs that would be accelerated(2)	—	—	65,909	$197,728
	Outplacement Services	$10,500	—	—	$10,500
	Value of unvested EDIP that would be accelerated(3)	—	—	$48,181	—
	Total:	$980,708	$—	$963,927	$2,145,721

Andrew Nash	Severance Payment	$450,000	—	—	$720,000
	Target Annual Incentive Award(4)	$270,000	$270,000	$270,000	$270,000
	Benefits coverage	$16,050	—	—	$16,050
	Value of unvested stock options that would be accelerated(2)	$196,188	$202,035	$257,924	$257,924
	Value of unvested RSUs that would be accelerated(2)	$335,904	$366,866	$489,644	$852,702
	Value of unvested PSUs that would be accelerated(2)	—	$4,977	59,730	$179,191
	Outplacement Services	$10,500	—	—	$10,500
	Value of unvested EDIP that would be accelerated(3)	—	—	—	—
	Total:	$1,278,642	$843,878	$1,077,298	$2,306,367

Michael D. Beverly	Severance Payment	—	—	—	—
	Target Annual Incentive Award(4)	—	$270,000	—	—
	Benefits coverage	—	—	—	—
	Value of unvested stock options that would be accelerated(2)	—	$137,641	—	—
	Value of unvested RSUs that would be accelerated(2)	—	$436,271	—	—
	Value of unvested PSUs that would be accelerated(2)	—	—	—	—
	Outplacement Services	—	—	—	—
	Value of unvested EDIP that would be accelerated(3)	—	—	—	—
	Total:	$—	$843,912	$—	$—

(1)

Please see Other Compensation-Severance Benefits-Vontier Corporation Severance and Change-In-Control Plan for Officers for a description of the severance benefits our NEOs would be entitled to receive under the Vontier Corporation Severance and Change-In-Control Plan for Officers if the NEO’s employment is terminated without cause. The amounts set forth in the table assume that the NEO would have executed the standard release in connection with any termination without cause.

(2)

The terms of Vontier’s 2020 Stock Incentive Plan provide for (a) continued pro-rata vesting of certain of the participant’s RSUs, PSUs and stock options upon retirement under certain circumstances, and (b) accelerated vesting of a participant’s stock options and certain of a participant’s RSUs and PSUs if the participant dies during employment.

(3)

Under the terms of the applicable EDIP, any unvested portion of the employer contributions that have been credited to the participant’s EDIP account would immediately vest upon the participant’s death. Mr. Nash is the only NEO who has vested EDIP balances.

46	2021 Proxy Statement

Compensation Discussion and Analysis

(4)

Pursuant to the Severance Plan, in the event we terminate an NEO without cause not in connection with a change in control, a prorated portion of the NEO’s annual incentive award will remain outstanding and be payable at the end of the performance period subject to the satisfaction of any performance measures that had not been met prior to the date of termination. If we terminate an NEO without cause or an NEO resigns with good reason, in either case within two years following a qualified change-in-control, a prorated portion of the NEO’s target annual incentive award will immediately vest and be paid. None of the annual incentive awards are prorated for purposes of the table since we assume that the NEO terminated employment on December 31, 2020, which is the end of the performance period for our annual incentive awards, with assumed performance based on actual performance.

Compensation Risks

Risk-taking is an essential part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable stockholder value. The Compensation and Management Development Committee believes that our executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Vontier Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Vontier Corporation specifically incorporates this report by reference therein.

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into Vontier Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation and Management Development Committee of the Board of Directors

Karen C. Francis (Chair)

Christopher J. Klein

Andrew D. Miller

2021 Proxy Statement	47

Equity Compensation Plan Information

All data set forth in the table below is as of December 31, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)

Equity compensation plans approved by security holders(2)	6,237,376	(3)	$23.85	12,957,499	(4)

Equity compensation plans not approved by security holders	—		—	—

Total	6,237,376	(3)		12,957,499	(4)

(1)

The RSUs and PSUs that have been issued under our 2020 Stock Incentive Plan (the “Stock Plan”) do not require a payment by the recipient to us at the time of vesting. In addition, under our EDIP, if a participant receives their EDIP distribution in shares of common stock, the participant’s EDIP balance is converted into shares of common stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (B) does not take these awards into account.

(2)	Consists of the Stock Plan and the EDIP.

(3)

Consists of 6,148,997 shares attributable to the Stock Plan and 88,379 shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of common stock or a combination of cash and shares of common stock (except that any portion of a participant’s account that is subject to the common stock earnings rate must be distributed in shares of common stock). For purposes of this table, we have assumed that all EDIP balances as of December 31, 2020 would be distributed in common stock.

(4)

Consists of 12,957,499 shares available for future issuance under the Stock Plan and, based on notional phantom shares representing outstanding balances in EDIP accounts as of December 31, 2020, 2,000,000 shares available for future issuance under the EDIP.

48	2021 Proxy Statement

Proposal 3. Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote at the Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement (the “say-on-pay vote”).

As discussed in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with the Company’s overall size, diversity and global footprint; drive sustainable performance that delivers long-term value to stockholders; align the interest of the executives with those of the stockholders; align compensation with the Company’s business strategy; and motivate our executives to demonstrate exceptional personal performance and perform consistently over the long-term at or above the levels that we expect.

Our executive compensation program is structured within a strong framework of compensation governance with a bias toward compensation that is dependent on long-term company performance and with compensation that is balanced to mitigate risks appropriately.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we are asking our stockholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to all compensation relating to the Company’s named executive officers, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation and Management Development Committee and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation and Management Development Committee. However, the Board and the Compensation and Management Development Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s executive officers.

The Board of Directors recommends that stockholders vote “FOR” the resolution set forth in Proposal 3.	VOTE FOR

2021 Proxy Statement	49

Proposal 4. Advisory Vote on Frequency of Future Advisory Votes on
Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote at the Annual Meeting to indicate, on an advisory basis, how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years. Stockholders may instead abstain from casting a vote on this Proposal.

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive officer compensation that occurs every year is the most appropriate option for the Company at this time, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive officer compensation. In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct, timely input on our executive compensation program as disclosed in the proxy statement every year. An annual vote is therefore consistent with the Company’s efforts to engage our stockholders on executive compensation and corporate governance matters.

Our stockholders will have an opportunity every six years to vote on an advisory basis on the frequency of the say-on-pay vote, with the next advisory vote on the frequency to occur in 2027.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote, on an advisory basis, in response to the following non-binding resolution:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be considered to be the preferred frequency of the stockholders with which the Company is to hold future stockholder advisory votes on executive compensation.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on Vontier’s named executive officer compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board of Directors recommends that stockholders vote for future advisory votes on Vontier’s named executive officer compensation to be held every “ONE YEAR.”	VOTE FOR

50	2021 Proxy Statement

Other Matters

Vontier’s management is not aware of any other business that may come before the meeting. Under our Amended and Restated Bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented for action at the 2021 Annual Meeting has passed. However, if additional matters properly come before stockholders at the Annual Meeting, proxies will be voted at the discretion of the proxy holders.

Website Disclosure

We may provide disclosure in the “Investor – Governance” section of our corporate website, www.vontier.com, of any of the following:

•	the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting;

•

the method for interested parties to communicate directly with the Board or with individual directors, the independent Chair of the Board, or if the Chair is not independent, the Lead Independent Director, or the non-management directors as a group;

•

the identity of any member of the Audit Committee, if any, who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee;

•

contributions by Vontier to a tax exempt organization in which any non-management director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues; or

•

any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Code of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer within four business days following the date of such amendment or waiver.

2021 Proxy Statement	51

Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act, a stockholder who wishes to have a proposal included in Vontier’s proxy statement for the 2022 Annual Meeting of Stockholders, the proposal must be submitted in writing to Vontier’s Corporate Secretary at Vontier’s principal executive offices, 5438 Wade Park Boulevard, Suite 600, Raleigh, North Carolina 27607, and received no later than December 20, 2021 in order to be considered for inclusion.

Stockholders intending to present a proposal at the 2022 Annual Meeting of Stockholders without having it included in the Company’s proxy statement must comply with the advance notice requirements set forth in the Company’s Amended and Restated Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2022 Annual Meeting of Stockholders, the proxies provided to Vontier’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. Assuming that the 2022 Annual Meeting of Stockholders is held during the period from May 3, 2022 to July 1, 2022 (as it is expected to be), in order to comply with the advance notice requirements set forth in the Company’s Amended and Restated Bylaws, appropriate notice would need to be provided to Vontier’s Corporate Secretary at the address noted above no earlier than February 2, 2022 and no later than March 4, 2022.

BY ORDER OF THE BOARD OF DIRECTORS

Courtney S. Kamlet

Corporate Secretary

Dated: April 8, 2021

COPIES OF VONTIER’S ANNUAL REPORT, THIS PROXY STATEMENT, PROXY CARD OR VOTING INSTRUCTION FORM MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO VONTIER OR AT WWW.PROXYVOTE.COM. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 5438 WADE PARK BOULEVARD, SUITE 600, RALEIGH, NORTH CAROLINA 27607.

52	2021 Proxy Statement

VONTIER CORPORATION 5438 WADE PARK BOULEVARD, SUITE 600 RALEIGH, NC 27607

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VNT2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D48470-P53332-Z79502	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VONTIER CORPORATION

The Board of Directors recommends a vote FOR the following:		For	Against	Abstain

1a.	Election of Director: Karen C. Francis	☐	☐	☐

1b.	Election of Director: Mark D. Morelli	☐	☐	☐

The Board of Directors recommends a vote FOR proposals 2 and 3:			For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Vontier’s independent registered public accounting firm for the year ending December 31, 2021.		☐	☐	☐

3.	To approve, on an advisory basis, Vontier’s named executive officer compensation as disclosed in the Proxy Statement.		☐	☐	☐

The Board of Directors recommends that you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain

4.	To vote, on an advisory basis, on the frequency of holding an advisory vote on Vontier’s named executive officer compensation.	☐	☐	☐	☐

Note: To consider and act upon other business as may properly come before the meeting or any adjournment thereof.

Sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

D48471-P53332-Z79502

VONTIER CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints each of Kathryn K. Rowen and Courtney S. Kamlet with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Vontier Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held on May 19, 2021 at 8:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/VNT2021 and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their best judgment upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of the nominees listed on the reverse side for the Board of Directors, FOR Proposals 2 and 3 and for a 1 year frequency in Proposal 4. Whether or not you are able to attend the meeting virtually, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)